UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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SkyWest, Inc.
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SkyWest, Inc.

444 South River Road   ●   St. George, UT 84790

March 18, 2021

Dear Shareholder:

You are invited to attend the virtual Annual Meeting of Shareholders of SkyWest, Inc. scheduled to be held at 9:00 a.m., Mountain Daylight Time on Tuesday, May 4, 2021. Shareholders can access, participate in, and vote at the virtual Annual Meeting at www.virtualshareholdermeeting.com/SKYW2021 by using the 16-digit control number included on the proxy card and the instructions accompanying the proxy materials.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items to be considered and acted upon by shareholders.

Your vote is very important. Whether you plan to attend the virtual Annual Meeting or not, we urge you to vote your shares as soon as possible. This will ensure representation of your shares at the Annual Meeting if you are unable to virtually attend.

We are pleased to make these proxy materials available over the Internet, which we believe increases the efficiency and reduces the expense of our annual meeting process. As a result, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of paper copies of these proxy materials and our 2020 Annual Report. The Notice contains instructions on how to access those documents over the Internet or request that a full set of printed materials be sent to you. The Notice also gives instructions on how to vote your shares.

We look forward to your attendance at the virtual Annual Meeting.

Sincerely,

Jerry C. Atkin

Board Chair

SkyWest, Inc.

444 South River Road   ●   St. George, UT 84790

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

OF SKYWEST, INC.

Date:	Tuesday, May 4, 2021
Time:	9:00 a.m., Mountain Daylight Time (MDT)
Place:	www.virtualshareholdermeeting.com/SKYW2021
Purposes:	1.	To elect ten directors of SkyWest, Inc. (the “Company”), to serve until the next Annual Meeting of the Company’s shareholders and until their successors are duly elected and qualified;
	2.	To conduct a vote, on an advisory basis, on the compensation of the Company’s named executive officers;
	3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021; and
	4.	To transact such other business that may properly come before the Annual Meeting and any adjournment thereof.
Who Can Vote:	Shareholders at the close of business on March 4, 2021.
How You Can Vote:	Shareholders may vote during the Annual Meeting, or in advance over the Internet, by telephone, or by mail.

By authorization of the Board of Directors,

Jerry C. Atkin

Board Chair

March 18, 2021

Proxy Statement for the

Annual Meeting of Shareholders of

SKYWEST, INC.

To Be Held on Tuesday, May 4, 2021

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF SHAREHOLDERS

OF

SKYWEST, INC.

TUESDAY, MAY 4, 2021

OVERVIEW

Solicitation

This Proxy Statement, the accompanying Notice of Annual Meeting, proxy card and the Annual Report to Shareholders of SkyWest, Inc. (the “Company” or “SkyWest”) are being mailed on or about March 25, 2021. The Board of Directors of the Company (the “Board”) is soliciting your proxy to vote your shares at the Annual Meeting of the Company’s Shareholders to be held on May 4, 2021 at 9:00 a.m., Mountain Daylight Time (the “Meeting”). The Meeting will be held virtually at www.virtualshareholdermeeting.com/SKYW2021. The Board is soliciting your proxy in an effort to give all shareholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides information to assist you in voting your shares.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. You are giving the individuals appointed by the Board as proxies (Jerry C. Atkin, Russell A. Childs and Robert J. Simmons) the authority to vote your shares in the manner you indicate.

Why did I receive more than one notice?

You may receive multiple notices if you hold your shares in different ways (e.g., joint tenancy, trusts, or custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your notice or other voting information from your broker. In any case, you should vote for each notice you receive.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you owned shares of common stock of SkyWest (the “Common Stock”) at the close of business on the record date of Thursday, March 4, 2021.

How many shares of Common Stock may vote at the Meeting?

As of March 4, 2021, there were 50,304,540 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented at the Meeting.

What is the difference between a “shareholder of record” and a “street name” holder?

If your shares are registered directly in your name with Zions First National Bank, the Company’s transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How can I vote at the Meeting?

You may vote during the Meeting by virtually attending the Meeting via the Internet at www.virtualshareholdermeeting.com/SKYW2021 and following the instructions there. You may also vote in advance over the Internet, or by telephone, or you may request a complete set of traditional proxy materials and vote your proxy by mail. To vote your proxy in advance of the Meeting using the Internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card.

How do I attend the virtual Meeting?

Shareholders of record as of March 4, 2021 will be able to attend and participate in the virtual Meeting by accessing www.virtualshareholdermeeting.com/SKYW2021 and following the instructions there. To join the Meeting, you will need to have your 16-digit control number which is included on your notice or your proxy card (if you received a printed copy of the proxy materials).

Even if you plan to attend the Meeting, we recommend that you also vote by proxy as described herein so that your vote will be counted if you subsequently decide not to attend the Meeting.

Access to the Audio Webcast of the Meeting. The live audio webcast of the Meeting will begin promptly at 9:00 a.m., Mountain Daylight Time on May 4, 2021. We encourage shareholders to access the meeting website prior to the start time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the virtual Meeting to allow time for you to log in and test the computer audio system.

Log in Procedures. To attend the virtual Meeting, visit www.virtualshareholdermeeting.com/SKYW2021 to log in. Shareholders will need their unique 16-digit control number which appears on your notice (printed in the box and marked by the arrow) and the instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank, or other agent as soon as possible and no later than April 20, 2021, so that you can be provided with a control number and gain access to the Meeting.

Technical Assistance. Beginning 15 minutes prior to the start of and during the virtual Meeting, we will have technicians ready to assist shareholders with any technical difficulties they may have accessing or hearing the Meeting. If you encounter any difficulties accessing the virtual Meeting during the check-in or meeting time, please call the technical support number at TFN: 844-986-0822 / International: 303-562-9302.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1—FOR the election of all ten nominees for director.
Proposal 2—FOR the non-binding resolution to approve the compensation of the Company’s named executive officers.

Proposal 3—FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

What are my choices when voting?

Proposal 1—You may cast your vote in favor of up to ten individual director-nominees. You may vote for less than ten director-nominees if you choose. You may also abstain from voting.

Proposals 2 and 3—You may cast your vote in favor of, or against, each proposal. You may also abstain from voting.

How will my shares be voted if I do not specify how they should be voted?

If you execute the enclosed proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote as recommended by the Board and described previously in this section.

Similarly, shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker, bank or other financial institution holding shares in street name for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for a particular proposal. Under the rules of various national and regional securities exchanges, the organization that holds your shares in street name has discretionary authority to vote only on routine matters and cannot vote on non-routine matters. The only proposal at the meeting that is considered a routine matter under applicable rules is the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021. Therefore, unless you provide voting instructions to the broker, bank or other financial institution holding shares on your behalf, they will not have discretionary authority to vote your shares on any of the other proposals described in this proxy statement. Please vote your proxy or provide voting instructions to the broker, bank or other financial institution holding your shares so your vote on the other proposals will be counted.

What is the quorum requirement for the Meeting?

Under Utah law and the Company’s Bylaws, the holders of a majority of the votes entitled to be cast on the matter constitutes a quorum. Therefore, the holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, constitute a quorum for the transaction of business at the Meeting. If you submit a properly executed proxy via the Internet or by telephone or mail, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Meeting for the purpose of determining a quorum. Broker non-votes will also be counted as present for the purpose of determining the presence of a quorum at the Meeting. The inspectors of election will determine whether a quorum is present and will tabulate the votes cast at the Meeting.

What vote will be required to approve each proposal?

Proposal 1 provides that, assuming a quorum is present at the Meeting, the ten director-nominees who receive a majority of the votes cast with respect to his or her election will be elected as directors of the Company. This means that the number of shares voted “for” the election of a director must exceed the number of shares voted “against” the election of that director.

Proposals 2 and 3 will be approved if, assuming a quorum is present at the Meeting, the number of votes cast, in person or by proxy, in favor of a particular proposal exceeds the number of votes cast in opposition to the proposal. Proposal 2 is an advisory vote only, and has no binding effect on the Board or the Company.

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will be deemed as “present” at the Meeting and will be counted for quorum purposes only. Abstentions and broker non-votes, if any, will not count as a vote cast as to any director-nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast. For purposes of the votes on Proposals No. 2 and No. 3, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the votes on such proposals.

Can I change my vote?

You may revoke your proxy before the time of voting at the Meeting in any of the following ways:

●	by mailing a revised proxy card to the Chief Financial Officer of the Company;
●	by changing your vote on the Internet website;
●	by using the telephone voting procedures; or
●	by attending the Meeting virtually and voting during the Meeting.

Who will count the votes?

Representatives from Zions First National Bank, the Company’s transfer agent, or other individuals designated by the Board, will count the votes and serve as inspectors of election. The inspectors of election will be present at the Meeting.

Who will pay the cost of this proxy solicitation?

The Company will pay the costs of soliciting proxies. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Common Stock.

Is this Proxy Statement the only way proxies are being solicited for use at the Meeting?

Yes. The Company does not intend to employ any other methods of solicitation.

How are proxy materials being delivered?

The Company is pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, the Company is mailing to most of its shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and the Company’s 2020 Annual Report to Shareholders. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of the Company’s proxy materials, including this Proxy Statement, the 2020 Annual Report to Shareholders and a form of proxy card or voting instruction card. All shareholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. The Company believes this process will allow it to provide its shareholders with the information they need in a more efficient manner, while reducing the environmental impact and lowering the costs of printing and distributing these proxy materials.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board currently consists of eleven directors. All directors serve a one-year term and are subject to re-election each year. The terms of all of the Company’s current directors expire at the Meeting. In January 2021, the Company appointed Smita Conjeevaram as an independent director. Henry J. Eyring is not standing for re-election at the Meeting. As a result, at the Meeting, the Company proposes to elect ten of the eleven current directors, other than Mr. Eyring, to hold office until the 2022 Annual Meeting of Shareholders and until their successors have been elected and have qualified. The ten nominees for election at the Meeting are listed below.

●	Jerry C. Atkin, Chair
●	W. Steve Albrecht
●	Russell A. Childs
●	Smita Conjeevaram
●	Meredith S. Madden
●	Ronald J. Mittelstaedt
●	Andrew C. Roberts
●	Keith E. Smith
●	Steven F. Udvar-Hazy
●	James L. Welch

The Board Recommends That Shareholders Vote FOR All Ten Director Nominees.

All of the nominees are currently serving as a director of the Company and have consented to be named as a nominee. Shareholders voting in person or by proxy at the virtual Meeting may only vote for ten nominees. If, prior to the Meeting, any of the nominees becomes unable to serve as a director, the Board may designate a substitute nominee. In that event, the persons named as proxies intend to vote for the substitute nominee designated by the Board.

The Board and the Nominating and Corporate Governance Committee believe that each of the following nominees possesses the experience and qualifications that directors of the Company should possess, as described in detail below, and that the experience and qualifications of each nominee compliments the experience and qualifications of the other nominees. The experience and qualifications of each nominee, including information regarding the specific experience, qualifications, attributes and skills that led the Board and its Nominating and Corporate Governance Committee to conclude that he or she should serve as a director of the Company at the present time, in light of the Company’s business and structure, are set forth on the following pages.

Jerry C. Atkin

Age: 72	Director Since: 1974	Committees: None

Principal Occupation: Board Chair

Experience: Mr. Atkin joined the Company in July 1974 as the Company’s Director of Finance. In 1975, he assumed the office of President and Chief Executive Officer (“CEO”) and was elected Board Chair in 1991. Mr. Atkin served as President of the Company until 2011 and as CEO until December 31, 2015.

The Board nominated Mr. Atkin to serve as a director, in part, because of his deep knowledge and understanding of the Company, the regional airline industry as well as having served as the Company’s CEO for more than 40 years. Mr. Atkin performs an extremely valuable role as the Board Chair, providing critical leadership and direction to the Board’s activities and deliberations. The Board also believes his values and integrity are tremendous assets to the Company and its shareholders.

Other Directorships: Mr. Atkin served as a director of Zions Bancorporation, a regional bank holding company based in Salt Lake City, Utah (“Zions”) from 1993 to July 2020.

W. Steve Albrecht

Age: 74	Director Since: 2012 (Also served as a director of the Company from 2003-2009)	Committees: Chair of the Audit Committee; Member of the Nominating and Corporate Governance Committee; Audit Committee Financial Expert

Principal Occupation: Emeritus Professor at Brigham Young University

Experience: Mr. Albrecht, a certified public accountant, certified internal auditor, and certified fraud examiner, joined the faculty of Brigham Young University in 1977, after teaching at the University of Illinois and Stanford University. At Brigham Young University, he served as director of the School of Accountancy from 1990 to 1999, and as associate dean of the Marriott School from 1999 to 2008. He served as the President of the Japan Tokyo Mission of The Church of Jesus Christ of Latter-day Saints from July 2009 to July 2012. Mr. Albrecht has also served as the President of the American Accounting Association, the Association of Certified Fraud Examiners and Beta Alpha Psi, an international honor organization for accounting, finance and information systems students. He has also served as a member of the Committee of Sponsoring Organizations of the Treadway Commission (COSO); the Financial Accounting Standards Advisory Committee, an advisory committee to the Financial Accounting Standards Board (the “FASB”); and the Financial Accounting Foundation that oversees the FASB and the Governmental Accounting Standards Board. Mr. Albrecht has consulted with many major corporations and other organizations and has been an expert witness in over 39 major financial statement fraud cases, including some of the largest cases in U.S. history.

The Board nominated Mr. Albrecht, in part, because of his exceptional academic and professional record, his achievements, awards and other forms of recognition in the accounting profession, his extensive training in accounting practices and fraud detection, and his outstanding past service on the Board. The Board recognizes Mr. Albrecht’s valuable contribution as a director of the Company from 2003 through 2009 and since his re-election in 2012, including his service as the Chair of the Audit Committee.

Other Directorships: Mr. Albrecht currently serves as a director of CoreLogic Inc. and served as a director of Cypress Semiconductor Corporation from 2003 until its acquisition by Infineon Technologies AG in April 2020. Mr. Albrecht also served as a director of Red Hat, Inc. from 2011 until its acquisition by International Business Machines Corporation (IBM) in 2019.

Russell A. Childs

Age: 53	Director Since: 2016	Committees: None

Principal Occupation: CEO and President of the Company and its operating subsidiary, SkyWest Airlines, Inc. (“SkyWest Airlines”)

Experience: Mr. Childs was named CEO of the Company effective January 1, 2016, and has served as President of the Company since 2014. He is responsible for the holding company’s operating entities and all commercial activities. He joined the Company in 2001 and became Vice President – Controller later that year. He served as the President and Chief Operating Officer of SkyWest Airlines from 2007 to 2014. Mr. Childs earned his bachelor's degree in Economics and master's degree in Accounting from Brigham Young University. Prior to joining the Company, Mr. Childs was a certified public accountant employed by a public accounting firm.

The Board nominated Mr. Childs, in part, because it recognizes Mr. Childs’ critical role in delivering value to all Company stakeholders, as well as noting the importance of the Company's CEO serving on the Board, as he is the one closest to the Company's day-to-day operations and is able to communicate the Board’s expectations, advice and encouragement to the Company’s approximately 14,000 employees.

Other Directorships: Mr. Childs currently serves as a Chair of the Salt Lake City Branch of the Federal Reserve Bank of San Francisco and is the Chair of the NextGen Advisory Committee of the Federal Aviation Administration (FAA).

Smita Conjeevaram

Age: 60	Director Since: 2021	Committees: Committee assignments are expected to be assigned in the May 2021 Board of Directors meeting

Principal Occupation: Retired CFO of the Fortress Investment Group's Credit Hedge Funds

Experience: Ms. Conjeevaram holds over 25 years in finance and nearly a decade of experience at two of the Big 4 worldwide accounting firms, including PricewaterhouseCoopers LLP. In her most recent operational role, Ms. Conjeevaram served as Deputy CFO of Fortress Investment Group’s Credit Funds and CFO of the Fortress Investment Group’s Credit Hedge Funds.

The Board nominated Ms. Conjeevaram, in part, because of her refined global business and financial expertise, as well as her experience in growth management.

Other Directorships: Ms. Conjeevaram currently serves as a director and audit committee member of SS&C Technologies (SSNC), Inc. and McGrath Rentcorp (MGRC), and as a director of WisdomTree Investments, Inc (WETF).

Meredith S. Madden

Age: 47	Director Since: 2015	Committees: Member of the Compensation Committee; Member of the Safety & Compliance Committee

Principal Occupation: Board Chair

Experience: Ms. Madden was appointed CEO of NORDAM in 2011. Headquartered in Tulsa, Oklahoma, NORDAM is one of the world’s premier family-owned aerospace providers of composites and engineered solutions, across multiple facilities in North America, Europe and Asia Pacific. Madden joined the company in 1999, and progressed through a series of roles in both operations and sales, including manager of strategic market planning; vice president of Global Sales and Marketing; vice president of the Repair Group; chief operating officer, overseeing all repair and manufacturing operations in the United States, Europe and Asia; and president of NORDAM. Since joining NORDAM in 1999, Ms. Madden has been based in Tulsa, and has spent considerable time at NORDAM’s facilities in the United Kingdom and Singapore. Prior to her NORDAM career, she was a senior consultant on mergers and acquisitions, corporate recovery services and financial advisory in global finance.

The Board nominated Ms. Madden, in part, because of her expertise and strategic insights related to aircraft maintenance vendor planning. Additionally, Ms. Madden has extensive expertise working with international maintenance service providers.

Ronald J. Mittelstaedt

Age: 57	Director Since: 2013	Committees: Member of the Compensation Committee; Member of the Nominating & Corporate Governance Committee; Member of the Safety & Compliance Committee

Principal Occupation: Board Executive Chair of Waste Connections, Inc. (“Waste Connections”)

Experience: Mr. Mittelstaedt has served as the Executive Chair of Waste Connections, a company he founded in 1998, since July 2019, and he previously served as its Chair and CEO from 1997 to July 2019. Under Mr. Mittelstaedt’s leadership, Waste Connections has become the second largest company in the North American solid waste and recycling industry, employing more than 19,000 people nationwide, and is traded on the New York Stock Exchange and Toronto Stock Exchange. Mr. Mittelstaedt also serves as an independent director and Chair of the Audit Committee for Pride Industries, Inc. Pride industries is the largest employer of individuals with developmental disabilities in the U.S. with over 5,000 employees. Mr. Mittelstaedt serves as an independent director for Teichert, Inc. Teichert, Inc. is one of the largest privately held infrastructure general contractors in California. Mr. Mittelstaedt also established the RDM Positive Impact Foundation in 2004 to improve the lives of underprivileged and at-risk children. Prior to his career in waste management, he spent three years in the air freight industry. Mr. Mittelstaedt holds a bachelor’s degree in Business Economics from the University of California – Santa Barbara.

The Board nominated Mr. Mittelstaedt, in part, because of his expertise in making large capital equipment decisions, extensive experience working with diverse employee and other groups in various geographic regions and a history of developing an organizational culture of strong work ethics. Mr. Mittelstaedt also contributes to the Board his insight as an experienced CEO of a publicly traded company, which the Board has found valuable in its deliberations.

Other Directorships: Mr. Mittelstaedt currently serves as the Board Chair for Waste Connections.

Andrew C. Roberts

Age: 60	Director Since: 2015	Committees: Chair of the Safety & Compliance Committee; Member of the Audit Committee

Principal Occupation: Chair, STS Aviation Group, LLC

Experience: : Since January 2019, Mr. Roberts has served as the Chair of STS Aviation Group LLC, a diversified aviation product and services provider, and holds a board position at Continental Aerospace Technologies., a subsidiary and the principal operating entity of AVIC International Holding (HK) Ltd. (0232.HK) since November 2015, a manufacturer of propulsion units for General Aviation. Mr. Roberts also has held a board position at Dart Aerospace since March 2019, a manufacturer of helicopter accessories and other aviation products.

Mr. Roberts was the Executive Chair of Ryan Herco Flow Solutions, a national distributor of high purity fluid conveyance and control products, from 2015 to 2018. Additionally, he served as CEO, President and Board Member at Align Aerospace, a global distributor of products to the aerospace and aviation industries, from January 2014 to September 2015; and CEO & President of Permaswage Holding SA, a designer and manufacturer of fluid fitting products, from 2009 to 2014. He has experience in the management and operation of major and regional airlines, including Northwest Airlines from 1997 to 2008, where he served in multiple executive positions. From 2000 until 2008 he served as Chair of Aeroxchange Ltd. Mr. Roberts holds a bachelor of science degree (with Honors) in Engineering from the University of Birmingham and a post graduate diploma in Engineering from Coventry University.

The Board nominated Mr. Roberts, in part, due to his extensive background in the aviation maintenance and overhaul industry, as well as his commercial airline executive leadership. Mr. Roberts' education and professional training in the fields of engineering and aerospace manufacturing have allowed him to make valuable contributions to the Board in assessing the Company's technical operations.

Keith E. Smith

Age: 60	Director Since: 2013	Committees: Chair of the Compensation Committee; Member of the Audit Committee

Principal Occupation: President and CEO of Boyd Gaming Corporation (“Boyd Gaming”)

Experience: Mr. Smith is President, CEO and a director of Boyd Gaming, one of the nation’s leading casino entertainment companies, with 29 operations in 10 states and more than 25,000 employees. Mr. Smith is an industry veteran with more than 33 years of gaming experience. He joined Boyd Gaming in 1990 and held various executive positions before being promoted to Chief Operating Officer in 2001. In 2005, Mr. Smith was named President and elected as a director of Boyd Gaming and in 2008 he assumed the role of CEO. The common stock of Boyd Gaming is traded on the New York Stock Exchange.

Mr. Smith holds a bachelor’s degree in Accounting from Arizona State University. He served as Chair of the Los Angeles Branch of the Federal Reserve Bank of San Francisco from 2012 to 2014. He served as Chair of the American Gaming Association and the Nevada Resort Association. He served as Vice Chair of the Las Vegas Convention and Visitors Authority from 2005 to 2011.

The Board nominated Mr. Smith, in part, due to his diverse experience in investing in, financing, and managing capital assets and real properties in various geographic regions. Mr. Smith also has extensive experience in leading and directing a large group of diverse employees. Mr. Smith’s accounting training and experience and his service as Chair of the Los Angeles Branch of the Federal Reserve Bank of San Francisco also enable him to provide valuable service as the Chair of the Compensation Committee and to the Audit Committee.

Other Directorships: Mr. Smith currently serves as a director of Boyd Gaming.

Steven F. Udvar-Hazy

Age: 75	Director Since: 1986	Committees: Lead Independent Director; Chair of the Nominating & Corporate Governance Committee; Member of the Compensation Committee

Principal Occupation: Board Executive Chair of Air Lease Corporation

Experience: Mr. Udvar-Hazy has been engaged in aircraft leasing and financing for more than 47 years and has served as the Board Executive Chair of Air Lease Corporation since July 2016, and as Chair and CEO of Air Lease Corporation from its launch in February 2010. Prior to his current engagement with Air Lease Corporation, which leases and finances commercial jet aircraft worldwide, Mr. Udvar-Hazy founded and served as the Board Chair and CEO of International Lease Finance Corporation, which leases and finances commercial jet aircraft.

The Board nominated Mr. Udvar-Hazy, in part, for his unmatched breadth and depth of experience across all aspects of aviation. He is recognized as one of the leading experts in the aviation industry, and contributes to the Board the wisdom and insight he has accumulated through a lengthy, distinguished career in aviation, aircraft leasing and finance. The Company has benefitted greatly from his position in the aviation industry, including introductions to his vast industry contacts and networking opportunities. In addition to his extensive industry experience, Mr. Udvar-Hazy is extremely knowledgeable of the Company’s operations and opportunities, having served as a director of the Company for more than 35 years.

The Board believes that Mr. Udvar-Hazy’s even temperament and ability to encourage discussion, together with his experience as CEO and director of other successful organizations in the airline industry, make him an effective Lead Independent Director.

Other Directorships: Mr. Udvar-Hazy currently serves a Board Executive Chair of Air Lease Corporation.

James L. Welch

Age: 66	Director Since: 2007	Committees: Member of the Audit Committee; Member of the Nominating & Corporate Governance Committee; Member of the Safety & Compliance Committee

Principal Occupation: Retired CEO of YRC Worldwide Inc. (“YRC Worldwide”)

Experience: From July 2011 until his retirement in July 2018, Mr. Welch served as the CEO of YRC Worldwide, a provider of global, national and regional ground transportation services. From 2008 to July 2011, Mr. Welch served as the President and CEO of Dynamex, Inc., a provider of same-day transportation and logistics services in the United States and Canada. During 2007 and 2008, he served as Interim CEO of JHT Holdings, a holding company of multiple enterprises engaged in automotive transport and management services. From 2000 to 2007, Mr. Welch served as the President and CEO of Yellow Transportation, an international transportation services provider.

The Board nominated Mr. Welch, in part, due to his over 37 years of senior executive experience in the transportation sector, including extensive experience working with organized labor groups and labor unions. His insights have been particularly valuable to the Board as the Company has addressed labor and related issues arising in the operation of SkyWest Airlines. Mr. Welch also contributes to the Board valuable practical experience in the operation of a large enterprise, as well as the perspective of a successful entrepreneur.

Other Directorships: Mr. Welch currently also serves on the Boards of Schneider National and Stericycle.

EXECUTIVE OFFICERS

In addition to Russell A. Childs, the CEO and President of the Company, whose biographical information is set forth above, the following individuals served as executive officers of the Company or its operating subsidiaries during 2020.

Robert J. Simmons

Age: 58Title: Chief Financial Officer

Mr. Simmons is the Chief Financial Officer of the Company and its operating subsidiary, SkyWest Airlines. He is responsible for the areas of information technology, human resources, finance, accounting, treasury and investor relations for the Company and its subsidiaries.

From 2009 until his appointment as SkyWest’s Chief Financial Officer in March 2015, Mr. Simmons served as a Partner with Bendigo Partners, LLC. (“Bendigo Partners”), a privately held firm focused on technology-based financial services as private equity investors and operational consultants. In his role with Bendigo Partners, he was responsible for portfolio management. He previously served as Chief Financial Officer as well as Corporate Treasurer for E*TRADE Financial Corporation. He has more than 30 years of finance and treasury experience in various leadership positions at companies including Oracle, Iomega, and Bank of America.

Mr. Simmons holds a master’s degree in business administration, with an emphasis in finance from the Kellogg Graduate School of Management at Northwestern University, and graduated magna cum laude with a bachelor’s degree in international business from Brigham Young University.

Wade J. Steel

Age: 45Title: Chief Commercial Officer

Mr. Steel is the Chief Commercial Officer of the Company and its operating subsidiary, SkyWest Airlines. He is responsible for the Company’s contractual relationships with American Airlines, Inc. (“American”), Delta Air Lines, Inc. (“Delta”), United Airlines, Inc. (“United”) and Alaska Airlines, Inc. (“Alaska”), development of new business opportunities with network airlines, fleet management and maintenance. He also plays a vital role in the strategic planning and development opportunities of the Company.

Mr. Steel was initially employed with the Company in March 2007 as Director of Financial Planning and Analysis and was appointed to serve as Vice President – Controller for SkyWest Airlines in 2011. From May 2014 until his appointment as Chief Commercial Officer of the Company in March 2015, he served as the Executive Vice President and acting Chief Financial Officer of the Company, with responsibility for the areas of finance, treasury, investor relations and information technology for the Company and its subsidiaries. Prior to joining the Company, Mr. Steel was employed by a public accounting firm.

Mr. Steel holds bachelor’s and master’s degrees in accounting from Brigham Young University and is a member of the American Institute of Certified Public Accountants.

Eric J. Woodward

Age: 49Title: Chief Accounting Officer

Mr. Woodward is the Chief Accounting Officer of the Company and its operating subsidiary, SkyWest Airlines. He is responsible for the oversight of the Company’s financial accounting practices, internal controls and reporting to the Securities and Exchange Commission.

Mr. Woodward was employed in various other capacities with the Company from April 2004 until April 2007 and served as the Company’s Vice President – Controller from April 2007 until May 2011, when he was appointed to serve as Chief

Accounting Officer of the Company. He is a certified public accountant and was employed by a public accounting firm prior to joining the Company.

Mr. Woodward holds a bachelor’s and master’s degree in accounting from the University of Utah, and is a member of the American Institute of Certified Public Accountants and Utah Association of Certified Public Accountants.

Greg S. Wooley

Age: 55Title: Executive Vice President Operations

Mr. Wooley is the Executive Vice President Operations of SkyWest Airlines. He is responsible for oversight of all aspects of SkyWest Airlines’ operations, including safety, quality, flight operations and customer service. He also oversees SkyWest Airline’s operational relationships with American, Delta, United and Alaska.

Mr. Wooley was initially employed with the Company in September 2019 as Vice President – Airport Operations until his appointment to serve as Executive Vice President Operations of SkyWest Airlines in October 2020. Prior to joining SkyWest Airlines, Mr. Wooley held various leadership positions at ExpressJet Airlines, including Vice President – Flight Operations since 2016. He has more than 25 years of aviation experience in leadership positions in airport services, in-flight and maintenance training and standards, as well as, overseeing flight operations and regulatory compliance. His years of experience make him uniquely suited for this role and have provided him with immense knowledge of the day-to-day operations of an airline.

Mr. Wooley holds a degree in aviation management.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines and periodically reviews and ratifies those guidelines, including most recently on February 2, 2021. The Corporate Governance Guidelines can be accessed at the Company’s website, inc.skywest.com. The Corporate Governance Guidelines supplement the Company’s Bylaws and the charters of the Board’s committees. Excerpts from the principal sections of the Company’s Corporate Governance Guidelines are noted below.

Director Independence

At a minimum, the Board will have a majority of directors who meet the criteria for independence as required by The Nasdaq Global Select Market.

Director Qualifications

Criteria for Membership

The Company’s Nominating and Corporate Governance Committee is responsible for annually reviewing with the Board the desired skills and characteristics of directors, as well as the composition of the Board as a whole.

Terms and Limitations

All directors currently stand for election each year. The Board does not believe it should establish a limit on the number of times that a director may stand for election.

Retirement

Directors are required to submit their resignation from the Board when their term expires upon reaching the age of 75 years old. The Board will accept the resignation unless the Nominating and Corporate Governance Committee recommends otherwise, considering industry expertise and a continuation of value the Board anticipates such Director will provide to the Company. Directors generally will not be nominated for election following their 75th birthday.

Ownership of Company Stock

Directors are required to own shares of Common Stock having a value equal to at least five times the cash component of their annual base compensation.

Director Responsibilities

General Responsibilities

The basic responsibility of directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its shareholders.

Oversight of Management

The Board is responsible for encouraging the Company’s management to effectively implement policies and strategies developed by the Board, and to provide dynamic leadership of the Company.

Board Meetings and Materials

Frequency of Meetings

The Board has four regularly scheduled in person or virtual meetings per year. As determined necessary by the Board and in order to address the Company’s needs, special meetings of the Board, including telephonic meetings, are convened from time to time.

Meeting Responsibilities

Absent extraordinary circumstances, directors of the Company should attend all Board meetings, meetings of the committee(s) on which they serve and shareholder meetings. The Board Chair is responsible for establishing the agenda for each Board meeting. Each director is free to suggest the inclusion of items on the agenda and to raise at any Board meeting subjects that are not on the agenda for that meeting.

Executive Sessions of Independent Directors

The Company’s independent directors meet in executive session regularly, generally quarterly. The independent directors may either choose one director annually to serve as the Lead Independent Director and to preside at all executive sessions or establish a procedure by which a Lead Independent Director will be selected. The independent directors of the Company have chosen Mr. Udvar-Hazy to serve as the Lead Independent Director.

Director Compensation

The form and amount of director compensation is determined by the Board based on general principles established on the Nominating and Corporate Governance Committee’s recommendation. These principles are in accordance with the policies and principles set forth in the Nominating and Corporate Governance Committee’s charter and are intended to be consistent with rules established by The Nasdaq Global Select Market, including those relating to director independence and to compensation of Audit Committee members.

CEO Evaluation and Management Succession

The Nominating and Corporate Governance Committee conducts an annual review to assess the performance of the Company’s CEO. The Nominating and Corporate Governance Committee communicates the results of its review to the other directors in a meeting that is not attended by the CEO. The directors of the Company, excluding the CEO, review the Nominating and Corporate Governance Committee’s report to assess the CEO’s leadership in the long and short-term, as well as the Company’s long-term succession plans.

Annual Evaluations

The Board conducts an annual evaluation to determine if the Board and its committees are functioning effectively. The Nominating and Corporate Governance Committee solicits comments from all of the Company’s directors and reports annually to the Board with an assessment of the Board’s performance. Each of the Board’s standing committees conducts an annual evaluation to assess the performance of the applicable committee.

Review and Access to Guidelines

The Nominating and Corporate Governance Committee reviews the Company’s Corporate Governance Guidelines at least annually, then, as it deems appropriate, recommends amendments to the Board.

Board Tenure and Experience

The Board recognizes that its current members have served on the Board for various tenures, with the shortest tenure being less than one year and other directors having served for more than 10 years. Our Board believes that the Board represents a balance of industry, technical and financial experiences, which provide effective guidance and oversight to management. Our governance policies reflect our belief that directors should not be subject to term limits. While term limits could facilitate fresh viewpoints and ideas, we believe they are offset by the disadvantage of causing the loss of directors who over a period of time have developed insight into our strategies, operations, and risks and continue to provide valuable contributions to board deliberations.

In particular, the Board believes that Messrs. Atkins and Udvar-Hazy who have each been directors for more than 35 years, will continue to provide significant value and leadership to the Board and to the Company through their in-depth knowledge and experience in the airline industry. The Board recognizes that Mr. Udvar-Hazy has reached the 75 year age limit set forth in the Corporate Governance Guidelines; however, the Board determined his industry expertise, combined with his knowledge of the Company, continue to be invaluable to the Board. As such, the Board did not accept his resignation following his 75th birthday.

Accordingly, while director tenure is taken into consideration when making nomination decisions, the Board believes that imposing mandatory limits on director tenure would unnecessarily deprive it of the valuable contributions of its most experienced members. Nonetheless, the Board strives to add new directors to infuse new ideas and fresh perspectives in the boardroom. In the past ten years, six new directors have joined the Board, with the latest, Ms. Conjeevaram, joining the Board in 2021.

Board Diversity

The Board considers board diversity broadly, not merely with regard to race, gender, or national origin, but also with regard to general background, geographical location, differences of viewpoint, experience, education, skills and other qualities or attributes that contribute to Board diversity. The Board believes that ethnic, gender and cultural diversity among its members provides value and is important. In considering a potential new candidate, the Board considers whether the candidate would increase the Board’s ethnic, gender or cultural diversity. The consideration of diversity permeates all discussions of the Nominating and Corporate Governance Committee. Additionally, on an annual basis, as part of the Board’s self-evaluation process, the Board assesses whether the mix and diversity of board members is appropriate.

Board Leadership Structure and Director Independence

Although the Board does not have a formal policy as to whether the roles of Board Chair and CEO should be combined or separated, from 1991 until January 2016, Jerry C. Atkin served as both Board Chair and CEO of the Company. In January 2016, the Board appointed Russell A. Childs to serve as the CEO of the Company, which resulted in the separation of the roles of Board Chair and CEO. Currently, Mr. Atkin serves as Board Chair and Mr. Childs serves as the CEO. The Board believes that such separation allows Mr. Childs to focus his time and energy on managing the Company’s business on a day-to-day basis, while also leveraging Mr. Atkin’s background with the Company, perspective and vast experience in the aviation industry as he devotes his time and attention to matters of Board oversight. Accordingly, the Board has determined that the Company’s Board leadership structure is the most appropriate at this time, given the specific characteristics and circumstances of the Company, and the unique skills and experience of each of Mr. Atkin and Mr. Childs.

The Company is committed to independent Board oversight. Pursuant to the Company’s Corporate Governance Guidelines, all of the Company’s directors (other than Messrs. Atkin and Childs) meet the standards of independence applicable to the Company, and the Board has designated Steven F. Udvar-Hazy as Lead Independent Director. As Lead Independent Director, Mr. Udvar-Hazy is empowered to prepare agendas for and conduct meetings of the non-management directors, communicate with the Board Chair, disseminate information to the Board, and raise issues with management on behalf of the independent directors when appropriate. The Board’s independent oversight function is enhanced by the fact that the Audit, Compensation, Nominating and Corporate Governance and Safety and Compliance Committees are comprised entirely of independent directors.

In evaluating the independence of Ms. Madden, the Board considered the matters that refer to Ms. Madden set forth under “Certain Relationships and Related Person Transactions” below and determined, in accordance with criteria established by The Nasdaq Stock Market, Ms. Madden is an independent director of the Board.

The Board believes no single leadership model is right for all companies at all times. The Board recognizes that, depending on the circumstances, other leadership models may be appropriate. The independent directors and the Nominating and Corporate Governance Committee regularly review the Company’s leadership structure and, depending on the Company’s needs and the available resources, the Board may modify the Company’s existing leadership structure.

Communications with the Board

Shareholders and other interested parties may communicate with one or more directors or the non-management directors as a group in writing by regular mail. The following address may be used by those who wish to send such communications by regular mail:

Board of Directors or Name of Individual Director(s)
c/o Chief Financial Officer
SkyWest, Inc.
444 South River Road
St. George, UT 84790

Code of Ethics

The Company has adopted a Code of Ethics for Directors and Senior Executive Officers (the “Code of Ethics”), which is available on the Company’s website, inc.skywest.com. The Code of Ethics includes the following principles related to the Company’s directors and executive officers:

●	Act ethically with honesty and integrity;
●	Promote full, fair, accurate, timely and understandable disclosure in reports and documents filed with the Securities and Exchange Commission and other public communications;
●	Comply in all material respects with laws, rules and regulations of governments and their agencies;
●	Comply in all material respects with the listing standards of the stock exchange where the shares of Common Stock are traded;
●	Respect the confidentiality of information acquired in the course of performing work for the Company, except when authorized or otherwise legally obligated to disclose the information;
●	Do not use confidential information of the Company for personal advantage or for the benefit of acquaintances, friends or relatives; and
●	In order to avoid the appearance that any Company employee is trading on inside information, not engage in speculative trading such as short sales or trade in puts, calls, or other options on the Company’s or its affiliates’ stock, and not purchase or use, directly or indirectly, financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s securities.

A copy of the Code of Ethics is posted to the Company’s website at inc.skywest.com. Copies of the Code of Ethics will be provided to any shareholder upon written request to Robert J. Simmons, Chief Financial Officer of the Company, 444 South River Road, St. George, Utah 84790, Telephone: (435) 634-3200. The Company will promptly disclose any waivers of, or amendments to, certain provisions of the Code of Ethics on its website.

Policies Against Hedging and Pledging of Company Stock

Pursuant to the Company’s Code of Ethics, in order to avoid the appearance that any Company employee is trading on inside information, Company officers and directors are prohibited from engaging in speculative trading such as short sales or trading in puts, calls, or other options on our stock or the stock of our affiliates, and are likewise prohibited from purchasing or using, directly or indirectly, financial instruments that are designed to hedge or offset any decrease in the market value of our securities.

In addition, the Company’s insider trading policy expressly prohibits all directors, officers and employees from purchasing or using, directly or indirectly, financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s securities. Pledging the Company’s securities as collateral to secure loans is also prohibited.

Corporate Sustainability

We understand the importance of ensuring the satisfaction and security of our customers, employees, investors and other stakeholders through an unwavering commitment to corporate integrity, no matter the environment. We also believe good governance is a source of competitive advantage. Our Board of Directors, which is responsible for the control and direction of the Company and governed by a Code of Ethics, represents and is accountable to our shareholders. Our corporate governance policies are designed both for compliance and to drive effective use of the collective skills and experience of our directors, officers and employees for ethical, responsible, and superior performance. In addition to our overall dedication to ethical and accountable business practices, our corporate sustainability efforts include the areas of environmental and social sustainability. The Board oversees the Company’s environmental and social sustainability efforts and progress and discusses environmental and social responsibility matters at its regular Board meetings.

Environmental Sustainability

As the largest regional airline in the United States, we remain committed to lowering our environmental footprint while continuing to offer the best service to our customers and the communities we serve. Through the use of software and training, we heavily monitor and manage our fuel trends and fuel consumption which leads to better fuel conservation and reductions in emissions. When possible, we try to mitigate the use of fuel, including by taxiing with the use of a single engine, taking steps to improve the efficiency of aircraft routing and using ground power when the plane is parked at the gate. We participate with our major airline partners in recycling programs, and we have implemented recycling initiatives in our facilities to reduce the amount of paper, plastic and other recyclables going to landfills. We have also joined an industry standard goal to reduce our international carbon emissions by 50% of what we emitted in 2005 by the year 2050. We have worked aggressively to reduce our reliance on paper manuals and have converted, or are in the process of converting, our manuals and our maintenance logs into electronic form, further eliminating unnecessary waste while increasing efficiencies.

Social Sustainability

We are a dedicated people-first organization, providing various avenues to enhance the quality of life for our customers, employees and communities. We know that if we take good care of our employees, they will take good care of our customers, which will result in value returned to our shareholders. We maintain an employee scholarship program, which awards annual scholarships to employees and their family members to help them in their pursuits of higher education. We are committed to creating a diverse and inclusive workforce, empowering professional growth and development and investing in our employees’ health, emotional and financial wellness. Additionally, we are dedicated to protecting our customers by providing employee training programs focused on, among other topics, safety, fuel conservation, diversity and inclusion, and procedures for identifying and reporting human trafficking. We continue to seek to increase diversity in the workplace, including by participating in and sponsoring several recruitment and industry events. During 2020, such events included those organized by such organizations as Women in Aviation, Girls in Aviation, National Gay Pilots Association, Military Organizations, among others.

Risk Oversight

The Board and its committees are involved in overseeing risk associated with the Company and its operations. The Board and the Audit Committee monitor the Company’s credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors and other advisors. In its periodic meetings with the internal auditors and the Company’s independent accountants, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks, legal and ethical compliance programs and related-party transactions. The Board and the Nominating and Corporate Governance Committee monitor the Company’s governance and succession risk by regular review with management and outside advisors. The Board and the Compensation Committee monitor CEO succession and the Company’s compensation policies and related risks by regular reviews with management and the Compensation Committee’s outside advisors. The Board and the Safety and Compliance Committee monitor management’s administration of airline flight operations safety and compliance with safety regulations. The Board also oversees the Company’s risk management strategy related to environmental and social issues, including with respect to matters such as climate change.

Whistleblower Hotline

The Company has established a whistleblower hotline that enables employees, customers, suppliers and shareholders of the Company and its subsidiaries, as well as other interested parties, to submit confidential and anonymous reports of suspected or actual violations of the Code of Ethics.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and shareholders' meetings. The Board met six times during 2020. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served during the year ended December 31, 2020, as well as the Company's Annual Meeting of Shareholders held on May 5, 2020.

Committees of the Board

The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities: (1) Audit, (2) Compensation, (3) Nominating and Corporate Governance and (4) Safety and Compliance. The Board may, from time to time, establish or maintain additional committees as the Board deems necessary or appropriate. All the standing committees are comprised solely of non-employee, independent directors under the rules of the Securities and Exchange Commission and The Nasdaq Global Select Market listing standards. Each committee acts under a written charter setting forth its responsibilities and duties. Charters for each committee are available on the Company’s website, inc.skywest.com, and are also available in print, free of charge, upon request. Requests for a printed copy of any committee charter should be submitted to Eric J. Woodward, Chief Accounting Officer of the Company, at 444 South River Road, St. George, Utah 84790.

The table below shows current membership for each of the standing Board committees, with each member having served on their respective Board committees throughout 2020:

Nominating & Corporate
Audit	Compensation	Governance	Safety and Compliance
W. Steve Albrecht*	Keith E. Smith*	Steven F. Udvar-Hazy*	Andrew C. Roberts*
Henry J. Eyring**	Henry J. Eyring**	W. Steve Albrecht	Meredith S. Madden
Andrew C. Roberts	Meredith S. Madden	Ronald J. Mittelstaedt	Ronald J. Mittelstaedt
Keith E. Smith	Ronald J. Mittelstaedt	James L. Welch	James L. Welch
James L. Welch	Steven F. Udvar-Hazy

*	Committee Chair
**	Mr. Eyring is not standing for re-election at the Meeting.

Audit Committee

The Audit Committee has five members and met seven times during the year ended December 31, 2020. The Board has determined that Mr. W. Steve Albrecht, Chair of the Audit Committee, is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee’s responsibilities, which are discussed in further detail in its charter, include the responsibility to:

●	Establish and implement policies and procedures for review and approval of the appointment, compensation and termination of the independent registered public accounting firm;
●	Review and discuss with management and the independent registered public accounting firm the audited financial statements of the Company and the Company’s financial disclosure practices;
●	Pre-approve all audit and permissible non-audit fees;
●	Provide oversight of the Company’s internal auditors;
●	Hold meetings and executive sessions periodically with the Company’s independent registered public accounting firm, the Company’s internal auditors and management to review and monitor the adequacy and effectiveness of the Company’s financial reporting, internal controls and risk assessment and compliance with Company policies;
●	Review the Company’s consolidated financial statements and related disclosures;
●	Review with management and the Company’s independent registered public accounting firm and approve disclosure controls and procedures and accounting principles and practices; and
●	Perform other functions or duties deemed appropriate by the Board.

Additional information regarding the Audit Committee’s processes and procedures is addressed below under the heading “Report of the Audit Committee.”

Compensation Committee

The Compensation Committee has five members and met three times during the year ended December 31, 2020. The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include the responsibility to:

●	In consultation with the Company’s senior management, establish the Company’s general compensation philosophy and oversee the development and implementation of the Company’s compensation programs;
●	Recommend to the Board the base salary, incentive compensation and any other compensation for the Company’s CEO and review and approve the CEO’s recommendations for the compensation of all other officers of the Company;
●	Administer the Company’s incentive and stock-based compensation plans, and discharge the duties imposed on the Compensation Committee by the terms of those plans;
●	Review and approve any severance or termination payments proposed to be made to any current or former officer of the Company;
●	Prepare and issue the report of the Compensation Committee required by the rules of the Securities and Exchange Commission; and
●	Perform other functions or duties deemed appropriate by the Board.

Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed below under the Heading “Compensation Discussion and Analysis.” The report of the Compensation Committee is set forth on page 37 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

Keith E. Smith, Henry J. Eyring, Meredith S. Madden, Ronald J. Mittelstaedt and Steven F. Udvar-Hazy served as members of the Compensation Committee during the year ended December 31, 2020. None of the individuals who served on the Compensation Committee during the year ended December 31, 2020 was an officer or employee of the Company in 2020 or any time prior thereto. None of the members of the Compensation Committee during the year ended December 31, 2020 had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K promulgated under the Exchange Act, except the Company’s routine purchases of spare aircraft parts from NORDAM, an entity affiliated with Ms. Madden. None of the executive officers of the Company served as a member of the Compensation Committee or of any similar committee of any other company whose executive officer(s) served as a director of the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has four members and met three times during the year ended December 31, 2020. The Nominating and Corporate Governance Committee’s responsibilities, which are discussed in detail in its charter, include the responsibility to:

●	Develop qualifications and criteria for selecting and evaluating directors and nominees;
●	Consider and propose director nominees;

●	Make recommendations to the Board regarding Board compensation;
●	Make recommendations to the Board regarding Board committee memberships;
●	Develop and recommend to the Board corporate governance guidelines;
●	Facilitate an annual assessment of the performance of the Board and each of its standing committees;
●	Consider the independence of each director and nominee for director; and
●	Perform other functions or duties deemed appropriate by the Board.

Nomination Process

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted shareholder recommendations for candidates to serve as directors of the Company on the same basis as recommendations received from any other source. In evaluating those recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria described below. Any shareholder wishing to recommend a candidate for consideration by the Nominating and Corporate Governance Committee should submit a recommendation in writing indicating the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as a director. This information should be addressed to Jerry C. Atkin, Board Chair of the Company, 444 South River Road, St. George, Utah 84790.

As contemplated by the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board at least annually. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating and Corporate Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of the Board may vary in light of its composition and the Nominating and Corporate Governance Committee’s perceptions about future issues and needs. Among the factors the Nominating and Corporate Governance Committee considers, which are outlined in the Corporate Governance Guidelines, are independence, diversity, age, skills, integrity and moral responsibility, policy-making experience, ability to work constructively with the Company’s management and directors, capacity to evaluate strategy and reach sound conclusions, availability of time and awareness of the social, political and economic environment.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating director nominees. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through various means, including current directors, professional search firms, shareholder recommendations or other referrals. Candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. All director-nominee recommendations which are properly submitted to the Nominating and Corporate Governance Committee are aggregated and considered by the Nominating and Corporate Governance Committee at a meeting prior to the issuance of the proxy statement for the next annual meeting of shareholders. Any materials provided by a shareholder in connection with the recommendation of a director candidate are forwarded to the Nominating and Corporate Governance Committee, which considers the recommended candidate in light of the director qualifications discussed above. The Nominating and Corporate Governance Committee also reviews materials provided by professional search firms, if applicable, or other parties in connection with a candidate who is not proposed by a shareholder. In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. The Nominating and Corporate Governance Committee has, on occasion, engaged professional search firms to assist in identifying qualified candidates for Board service. When such firms have been engaged, the Nominating and Corporate Governance Committee has utilized their services principally for the purpose of identifying and screening potential candidates and conducting background research; however, the members of the Nominating and Corporate Governance Committee, as well as other directors of the Company, have conducted interviews with prospective candidates and have performed other functions in completing the nomination process.

Safety and Compliance Committee

The Safety and Compliance Committee has four members and met twice during the year ended December 31, 2020. The responsibilities of the Safety and Compliance Committee, which are discussed in detail in its charter, include the responsibility to:

●	Review and make recommendations to the Board addressing airline flight operations, safety and compliance with safety regulations;
●	Periodically review with the Company’s management, and such advisors as the Safety and Compliance Committee deems appropriate, aspects of flight operations, safety and compliance with safety regulations; and
●	Monitor and provide input with respect to management’s efforts to create and maintain a safety culture within the Company’s operations.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis provides information regarding the Company’s executive compensation objectives, principles, practices and decisions as they relate to the following named executive officers of the Company (the “Named Executives”) for 2020:

●	Russell A. Childs, CEO and President of the Company and its operating subsidiary, SkyWest Airlines (the "Chief Executive");
●	Robert J. Simmons, Chief Financial Officer of the Company and its operating subsidiary, SkyWest Airlines;
●	Wade J. Steel, Chief Commercial Officer of the Company and its operating subsidiary, SkyWest Airlines;
●	Eric J. Woodward, Chief Accounting Officer of the Company and its operating subsidiary, SkyWest Airlines;
●	Greg S. Wooley, Executive Vice President Operations of SkyWest Airlines; and
●	Michael B. Thompson, former Chief Operating Officer of SkyWest Airlines.

Mr. Thompson separated from the Company on October 26, 2020. As a result, he is only included in the compensation discussion and analysis sections below to the extent applicable.

This compensation discussion and analysis provides narrative perspective to the tables and disclosure in the tables following this section.

Current Year Accomplishments

COVID-19, declared a global health pandemic by the World Health Organization in March 2020, significantly impacted the airline industry and the Company for the remainder of the year. SkyWest and its major airline partners experienced an unprecedented decline in demand for air travel in 2020 due to the COVID-19 pandemic. The Company’s flight schedules and block hour production were materially reduced in 2020, including a block hour decrease of 34% in 2020 from 2019. The Company’s total revenue decreased $845 million, or 29% over the same comparable periods. The reduction in revenue caused by the COVID-19 pandemic was the primary factor in the Company’s loss before income taxes of $7 million in 2020 compared to income before income taxes of $446 million in 2019 under generally accepted accounting principles in the United States (“GAAP”).

During an unprecedented disruption and reduction in flight schedules, the Company made several decisions that stabilized operations and improved the its liquidity position. The Company implemented several safety measures to protect its employees and passengers from contagion. And, the Company did not furlough any crew members or mechanics as part of its long-term strategy to retain employees when reasonably possible, which enhances its ability to respond to increased long-term demand from our major airline partners. The Company implemented cost saving measures during 2020, including offering voluntary leave programs to its employees, temporarily instituting a company-wide hiring freeze, and reducing the salaries of our Named Executives and other Company officers.

During 2020, the Company increased its available liquidity by entering into a Payroll Support Program Agreement with the U.S. Department of the Treasury (“Treasury”) that provided $451 million in payroll relief payments under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The Company also entered into a $725 million secured loan facility with the Treasury under the CARES Act and had $665 million available for borrowing under the secured facility at December 31, 2020. As partial consideration for receiving relief under the Payroll Support

Program Agreement and the $725 million secured loan facility, the Company agreed to limit total compensation on its Named Executives and certain other officers (see “Limitations on Compensation” below).

Despite the demand disruption and resulting flight schedule reductions, the Company made great strides in 2020 to improve its available liquidity and maintain solid operational performance under the leadership of Mr. Childs. The Company’s cash and marketable securities balance increased from $520 million at the end of 2019 to $826 million at the end of 2020. The Company’s total debt balance increased from $3.0 billion at the end of 2019 to $3.2 billion at the end of 2020. Thus, Company’s total debt, net of cash and marketable securities, decreased from the end of 2019 to the end of 2020. The Company also executed several fleet initiatives in 2020 to position the Company for long-term profitability, including:

●	Took delivery of 25 Embraer dual-class regional jet (“E175”) aircraft under a long-term capacity purchase agreement with United Airlines (“United”). United financed these aircraft.
●	Took delivery of 12 E175 aircraft under a long-term capacity purchase agreement with Delta Air Lines (“Delta”). SkyWest financed six of these aircraft through long-term debt and Delta financed six aircraft.
●	Acquired 21 used Bombardier CRJ700 aircraft financed through debt and placed these aircraft under lease with a United Express operator.
●	Scheduled to take delivery of 18 new E175 aircraft in 2021 and two new E175 aircraft in 2022 under a long-term capacity purchase agreement with American Airlines (“American”). The aircraft are scheduled for service in 2022. The Company anticipates financing the aircraft through long-term debt.
●	Scheduled to place 25 used Bombardier CRJ700 aircraft as of December 31, 2020 into service with American in 2021.
●	Removed 55 Bombardier CRJ200s from service with Delta and seven Bombardier CRJ200s from service with American. The Company owned 43 of these older 50-seat aircraft, which had no outstanding financing and were fully-depreciated upon removal of service. The remaining 19 CRJ200s removed from service were returned to the lessor.

The Board believes these accomplishments will position the Company well for 2021 and contribute to improved financial performance in future years.

Compensation Objectives and Principles

The overall objective of the Company’s executive compensation programs is to create long-term value for the Company’s shareholders by attracting and retaining talented executives that effectively manage the Company in a manner that is consistent with the long-term interest of shareholders.

Accordingly, the executive compensation program incorporates the following principles:

●	The overall compensation package should encourage long-term focus and shareholder value creation;
●	A significant amount of total compensation should be incentive based, and should correlate rewards with the Company’s financial performance, as well as the achievement of operational objectives;

●	Compensation should be competitive with other airlines in order to attract and retain talented executives;
●	Compensation should be based upon individual responsibility, leadership ability and experience; and
●	Compensation should not encourage the taking of undue risk that could cause material harm to the Company.

All of the Named Executives’ total annual target compensation for 2020 was set below the median for total annual target compensation in our peer group, as further described below.

The Compensation Setting Process

Role of the Compensation Committee.  The Compensation Committee has responsibility for establishing and monitoring the executive compensation programs and for making decisions regarding executive compensation. The Chief Executive regularly attends the Compensation Committee meetings, and the Compensation Committee also meets regularly in executive sessions. The Chief Executive is not present for deliberations by the Compensation Committee regarding his compensation. The Compensation Committee recommends the Chief Executive’s compensation to the Board, which then reviews and approves the Committee’s recommendation, unless the Committee is required to approve such compensation under applicable law. The Compensation Committee also considers the recommendations of the Chief Executive with respect to compensation of the other Named Executives, and after reviewing such recommendations, determines their compensation. The Compensation Committee also monitors, administers and approves awards under the various incentive compensation plans for all levels within the Company, including awards under the Company’s annual cash incentive plan and 2019 Long-Term Incentive Plan (the “2019 Plan”). As permitted by the 2019 Plan, the Compensation Committee has delegated its authority to the Chief Executive to approve interim awards under the 2019 Plan to non-executives on a limited basis between meetings of the Compensation Committee.

Role of Consultants.  During 2019 and 2020, the Company and the Compensation Committee received advice from Frederic W. Cook & Co., Inc. (“F.W. Cook”) with respect to executive compensation practices within the airline and related transportation and logistics industries using data from the peer group listed below. The Company and the Compensation Committee retained F.W. Cook to advise on the amounts and forms of compensation awarded to Named Executives in 2019 and 2020. After conducting an evaluation using the factors established by the Securities and Exchange Commission and The Nasdaq Global Select Market, the Compensation Committee determined that F.W. Cook is independent and that there is no conflict of interest resulting from the engagement of F.W. Cook during 2020. The Compensation Committee has sole authority to hire and fire external compensation consultants.

Industry Compensation Data.  The Compensation Committee evaluates data regarding the executive compensation programs of other air carriers, as well as other transportation and logistics companies, in order to determine the competitiveness of the Company’s executive compensation programs. The Compensation Committee performed such a review in November 2019, which included a review of the executive compensation levels and practices at peer companies where SkyWest approximates the median in enterprise value and market capitalization. The peer companies used in the November 2019 review for purposes of setting 2020 executive compensation were: Air Canada Inc., Alaska Air Group, Inc., Allegiant Travel Company, Atlas Air Worldwide Holdings, Inc., Genesee & Wyoming Inc., Hawaiian Holdings, Inc., Hub Group, Inc., J.B. Hunt Transport Services, Inc., JetBlue Airways Corporation, Kansas City Southern, Mesa Air Group, Inc., Old Dominion Freight Line, Inc., Spirit Airlines, Inc., Werner Enterprises, Inc., WestJet Airlines Ltd. and YRC Worldwide Inc. The peer group was modified in November 2020 to include Allegiant Travel Company, ArcBest Corporation, Atlas Air Worldwide Holdings, Inc., Echo Global Logistics, Inc., Hawaiian Holdings, Inc., Hub Group, Inc., Kansas City Southern, Kirby Corporation, Knight-Swift Transportation Holdings, Inc., Matson, Inc., Old Dominion Freight Line, Inc., Spirit Airlines, Inc. and Werner Enterprises, Inc.

The Compensation Committee had the 2019 peer group data available when 2020 Named Executive compensation decisions were made at the start of the year and it had the 2020 compensation peer group data available when it approved cash incentive payouts for 2020. The decisions for the 2020 long-term incentive awards were made in early February of 2020 and did not account for the COVID-19 pandemic as it was not yet understood what its effects would be.

Compensation Determination.  The Compensation Committee relies on its judgment in making compensation decisions in addition to reviewing relevant information and results. When setting total compensation for each of the Named Executives, the Compensation Committee reviews tally sheets which show the Named Executive’s current compensation, including base pay, annual cash incentive objectives, long-term, equity-based compensation objectives, and deferred compensation retirement funding. The executive compensation procedures and the Compensation Committee assessment process take into account these tally sheets as well as the industry compensation data described above, company performance, the results of the most recent say-on-pay vote, performance expected in the current and upcoming years, and such other factors as the Compensation Committee determines are appropriate. The Compensation Committee has the sole discretion to award compensation and make adjustments to awards based on its review of relevant information and other unusual or non-recurring items.

The Company does not target specific pay levels and uses the peer company market data for context. The Company’s directors rely upon their judgment in making compensation decisions, after reviewing the factors described above. Competitive compensation paid by other companies is one of the many factors that the Company considers in assessing the reasonableness of compensation and the Company does not attempt to maintain a certain target percentile within a peer group. Nevertheless, the Committee set target total direct compensation below the median of similar positions in the peer group.

The Company strives to achieve an appropriate mix between long-term equity incentive awards and cash payments in order to meet its objectives. The Company’s mix of compensation elements is designed to reward recent results, align compensation with shareholder interests and fairly compensate executives through a combination of cash and equity incentive awards.

Compensation Committee Consideration of Shareholder Advisory Vote.  At the Company’s Annual Meeting of Shareholders held in May 2020, the Company submitted the compensation of its named executive officers to the Company’s shareholders in a non-binding vote. The Company’s executive compensation program received the support of more than 98% of votes cast. The Compensation Committee considered the results of the 2020 vote and views the outcome as evidence of positive shareholder support of its executive compensation decisions and policies.

The Compensation Committee continued to refine the Company’s executive compensation program during 2020 in an effort to better align the compensation of the Named Executives with the executive compensation programs at other regional carriers and major airlines and also to recognize the effects of the COVID-19 pandemic. The Compensation Committee will continue to review the peer group data and future shareholder voting results, including the voting results with respect to “Proposal 2—Advisory Vote on Named Executive Compensation” described in this Proxy Statement, and determine whether to make any changes to the Company’s executive compensation program in light of such data and voting results.

Limitations on Compensation

During 2020 and 2021, the Company entered into a Payroll Support Program Agreement and a Payroll Support Program Extension Agreement with the U.S. Treasury (collectively, “Payroll Support Agreements”) that provide certain payroll support relief payments under the CARES Act and Consolidated Appropriations Act, 2021, respectively. Under the terms of the Payroll Support Agreements, the total compensation of SkyWest’s corporate officers whose total compensation exceeded $425,000 in calendar year 2019 is limited during any 12 consecutive month period beginning March 24, 2020 through October 1, 2022 to the total compensation such officer received in 2019, as defined under the Payroll Support Agreements. Additionally, for any corporate officer whose total compensation exceeded $3.0 million in calendar 2019, the total compensation in excess of $3.0 million in 2019 is further limited by 50% of such excess for such applicable officer.

Elements of Compensation

The Company’s executive compensation objectives and principles are implemented through the use of the following principal elements of compensation, each discussed more fully below:

●	Salary
●	Annual Cash Incentive
●	Long-Term Incentive Awards
●	Retirement and Other Benefits

The compensation components for each Named Executive for 2020 are more fully described in the following paragraphs.

Salary.  Salary is provided with the objective of paying for the underlying role and responsibility associated with the Named Executive’s position, which the Compensation Committee believes allows the Company to attract and retain qualified executives. The Named Executives’ salaries are set at levels that the Compensation Committee believes are generally competitive with the compensation paid to officers in similar positions at other airlines. Salary adjustments are considered annually and influenced by growth of the Company’s operations, individual performance, changes in responsibility, changes in cost of living, and other factors. The COVID-19 pandemic significantly impacted the airline industry and the Company temporarily reduced the salaries of the Named Executives. The Named Executives total compensation was also impacted by compensation restrictions agreed to by the Company under the Payroll Support Program under the CARES Act. Mr. Childs incurred a $80,333 decrease to his base salary for 2020 over his 2019 base salary. Mr. Simmons incurred a $33,177 decrease to his base salary for 2020 over his respective 2019 base salary. Mr. Steel incurred a $25,677 decrease to his base salary for 2020 over his respective 2019 base salary. Mr. Woodward incurred a $4,969 decrease to his base salary for 2020 over his respective 2019 base salary. Mr. Wooley incurred a $1,987 decrease to his base salary for 2020 over his respective 2019 base salary. Mr. Thompson incurred a $25,042 decrease to his base salary for 2020 over his respective 2019 base salary. The salaries of the Named Executives are set forth in the Summary Compensation Table immediately following this section. The salaries of all Named Executives in 2020 were below the median salary level of similar positions in our peer group.

Annual Cash Incentive.  In an effort to encourage achievement of the Company’s objectives, an annual performance-based cash incentive plan is maintained for the Named Executives. The combination of salary and annual cash incentives is intended to result in a cash compensation package for each Named Executive that, when performance objectives are met, falls within competitive market standards as determined by the Compensation Committee based on its review of the peer group company data, as well as its understanding of other regional and major air carrier executive compensation programs. The review of market data in November 2020 showed that the 2020 total cash opportunity of the Named Executives, consisting of salary plus target cash incentive, was below the median for all Named Executives when compared to the peer group competitive market data.

The purpose of the annual cash incentive program is to reward the Named Executives with an annual cash incentive in an amount that correlates (i) in part, to one or more financial objectives achieved for the year; and (ii) in part, to the achievement of one or more specific operational objectives during the year. The 2020 annual target incentive opportunity was 110% of salary for Mr. Childs, 80% of salary for Messrs. Simmons and Steel, 65% of salary for Mr. Wooley and 60% of salary for Mr. Woodward, and their potential annual incentive was allocated by the Compensation Committee for the Named Executives between the applicable financial and operational objectives. Mr. Wooley was promoted to Executive Vice President Operations at SkyWest Airlines during the 2020 year, and his annual target incentive opportunity was established in connection with his promotion. Mr. Thompson’s annual target incentive was 80% of his base salary, but he was paid his target incentive in October 2020 in connection with his separation from the Company and not under the annual cash incentive program. The differing percentages for the Named Executives are due to differing entity level responsibilities.

2020 Corporate Performance Objectives. The 2020 annual incentive goals were set prior to the COVID-19 pandemic and were not adjusted in 2020 after the scope of the pandemic became apparent. For 2020 annual incentive purposes, the Compensation Committee determined that pre-tax earnings would be the financial objective and that controllable completion and controllable on time departures would be the operational objectives. These are viewed as value drivers for shareholders that are also in the control of the executive team through their financial and operating decisions and leadership. In the case of Messrs. Childs, Simmons, Steel and Woodward, the applicable pre-tax earnings objective and controllable completion objective were based on the pre-tax earnings and controllable completion of the entire Company. This is because they are corporate level executives with Company-wide responsibility and accountability. Like Mr. Thompson, Mr. Wooley’s pre-tax earnings objective, controllable completion objective and controllable on time departure objective were set solely based on the SkyWest Airlines operating segment, since this is his area of responsibility and accountability.

●	2020 Financial Objective. In setting the 2020 pre-tax earnings objective, the Compensation Committee considered both the planned 2020 budget, as well as the level of pre-tax earnings that would reflect strong performance and generate shareholder value. The pre-tax earnings objective was set to encourage continued focus on profitability and to facilitate the exchange of best practices between the Company’s operating subsidiaries.
●	2020 Operational Objective. A portion of the Named Executives’ annual cash incentives is based on achievement of operating objectives established at the start of the year. The Compensation Committee believes the use of operating objectives allows for consideration of operating execution and achievements that may not be reflected by corporate financial performance. For 2020, the Compensation Committee determined that the operational objectives would be tied to both controllable completion and controllable on time departures. Controllable completion is the percentage of completed scheduled flights over which SkyWest Airlines had control, excluding cancelled flights due to uncontrollable factors such as weather. Controllable on time departures is the percentage of flights departing the gate at or before scheduled departure time over which SkyWest Airlines had control, excluding delayed flights due to uncontrollable factors such as weather.

The Compensation Committee established threshold, target and maximum objectives for each of the financial and operational objectives. At threshold performance achievement, the Named Executives were able to earn 50% of their target annual incentive, while the maximum performance allowed by the Named Executives to earn 200% of their target annual incentive.

At year-end, the Compensation Committee reviewed the actual pre-tax earnings and operating performance for the year and determined the extent to which the applicable objectives were met. The actual amount of the cash incentive payment for each Named Executive is determined by the Compensation Committee based on the Company’s and/or SkyWest Airlines’ achievement of the foregoing objectives and the actual cash incentives paid for 2020 were based on the pre-established 2020 cash incentive formula, without application of discretion or any adjustment for the COVID-19 pandemic that rendered the financial goals obsolete not long after they were set.

The table below includes the “threshold,” “target” and “maximum” objectives assigned by the Compensation Committee for the corporate performance measures for 2020 and the 2020 performance relative to those objectives for the Named Executives (dollars in millions).

	2020 Annual Cash Incentive Objectives				Interpolated		Weighted
	Threshold	Target	Maximum	Achieved	Payout	Weight	Payout
SkyWest, Inc.
Pre-tax Earnings (Loss) ($ millions)	$383	$423	$463	$(7.3)	0.0%	70.0%	0.0%
Operating Objective – Controllable completion	99.6%	99.8%	99.9%	99.92%	200.0%	20.0%	40.0%
Operating Objective – Controllable on-time departures	75.0%	80.0%	85.0%	86.90%	200.0%	10.0%	20.0%
Total Annual Cash Incentive Results (% of Target)							60.0%
SkyWest Airlines
Pre-tax Earnings (Loss) ($ millions)	$226	$256	$286	$(91.6)	0.0%	70.0%	0.0%
Operating Objective – Controllable completion	99.6%	99.8%	99.9%	99.92%	200.0%	20.0%	40.0%
Operating Objective – Controllable on-time departures	75.0%	80.0%	85.0%	86.90%	200.0%	10.0%	20.0%
Total Annual Cash Incentive Results (% of Target)							60.0%

The Company achieved a GAAP pre-tax loss of $7.3 million in 2020. For purposes of the 2020 annual incentive plan payouts, the Company’s GAAP results for 2020 included $110.7 million of deferred revenue on fixed cash payments received under capacity purchase agreements that was not included in the target setting process. Although an adjustment to the GAAP pre-tax loss for the deferred revenue would have resulted in pre-tax income for SkyWest, Inc. and for SkyWest Airlines in 2020, such adjustment would not have changed the annual cash incentives results and was not reflected as an adjustment to the results in the table above for annual incentive plan purposes.

If the Company’s pre-tax earnings or operating objective achieved results were between two achievement levels, “threshold,” “target” and “maximum”, the earned achievement was determined by linear interpolation between the applicable achievement levels.

The corresponding annual cash incentive payments earned for each Named Executive based on performance during the year ended December 31, 2020, are set forth below. Mr. Thompson is not included in the table, as his employment terminated in October 2020, and his annual cash incentive payment was paid pursuant to separation arrangements, as discussed below.

			Total
	Target	Target	Annual	Total
	Annual	Annual	Cash	Annual
	Cash	Cash	Incentive	Cash
	Incentive	Incentive	Results	Incentive
	(% of Salary)	($)	(% of Target)	Results ($)
Russell A. Childs	110.0%	$572,000	60.0%	$343,200
Robert J. Simmons	80.0%	$284,000	60.0%	$170,400
Wade J. Steel	80.0%	$284,000	60.0%	$170,400
Eric J. Woodward	60.0%	$135,000	60.0%	$81,000
Greg S. Wooley	65.0%	$124,042	60.0%	$74,425

Amount of 2020 Performance-Based Annual Cash Incentive.  The total annual performance-based cash incentive amounts earned by the Named Executives for 2020 are included in the amounts shown in the Summary Compensation Table below under the caption heading “Non-Equity Incentive Plan Compensation.”

For 2020, the Compensation Committee also approved an additional cash incentive payout that was awarded to the Named Executives for efforts that improved the Company’s liquidity position during 2020 and operational improvements made in response to the COVID-19 pandemic that were not contemplated in the Company’s goal setting process in 2020 as follows: Mr. Childs, $70,000; Mr. Simmons, $102,000; Mr. Steel, $102,000; Mr. Woodward, $34,000; and Mr. Wooley $42,000 .

Long-Term Incentive Awards.  The Company grants long-term incentive awards, in the form of restricted stock units and performance shares, to the Named Executives annually. The long-term incentive goals were set prior to the COVID-19 pandemic and were not adjusted in 2020 once the scope of the pandemic became apparent. The Company granted the 2020 long-term incentive awards prior to March 24, 2020, the effective date for limitations on executive compensation under the Payroll Support Agreements.

Long-term incentive awards are made to encourage the Named Executives to continue their engagement with the Company throughout the vesting periods of the awards and to align management and shareholder interests. In making awards to the Named Executives, the grant size and the appropriate mix of equity-based awards are considered. The Compensation Committee generally grants long-term incentive awards at its first meeting of each year. Long-term incentive awards generally vest only if the Named Executive remains employed by the Company for three years from the date of grant. The three-year cliff-vesting schedule for time-based restricted stock unit awards is to assist with retaining Named Executives and to encourage the Named Executives to focus on the Company’s long-term performance. Equity incentive awards granted during 2020 accelerate vesting under certain circumstances, as described in the section Potential Payments upon Termination or Change in Control.

Amount and allocation of grant—For 2020, the total annual targeted long-term incentive grant value was $2,300,000 for Mr. Childs, $800,000 for Mr. Simmons, $800,000 for Mr. Steel, $290,000 for Mr. Woodward, $220,000 for Mr. Wooley, and $675,000 for Mr. Thompson. The Compensation Committee established these annual targeted amounts to provide a competitive target total compensation when combined with the salary and target bonus that was above the 25th percentile but below the median. The equity award is to ensure that a material portion of each Named Executive’s compensation was based on continuing long-term service and correlated to the creation of shareholder value. Each Named Executive’s 2020 long-term incentive award was allocated among the two types of long-term incentive awards as follows: restricted stock units and performance shares. The target value of 2020 equity compensation was generally below the median of the 2020 peer data reviewed by the Compensation Committee for all Named Executive Officer positions.

Restricted stock unit and performance share grants in 2020 were made pursuant to the Company’s 2019 Plan, as shown in greater detail below and in the table labeled “Grants of Plan Based Awards.”

The following table summarizes the number and nature of long-term incentive awards granted to the Named Executives by the Company in 2020.

	Time Vesting Awards	Performance Vesting Awards
	Number of Restricted Stock Units	“Target” Performance Shares (1)
Russell A. Childs	14,972	22,457
Robert J. Simmons	5,207	7,811
Wade J. Steel	5,207	7,811
Michael B. Thompson	4,394	6,591
Eric J. Woodward	1,888	2,832
Greg S. Wooley	1,432	2,148

(1)	Number of performance shares if 100% of target is achieved, although the threshold earnout is 50% of target and the maximum earnout is 200% of target.

Restricted Stock Units—The Company granted restricted stock units to the Named Executives in 2020 under the 2019 Plan. Restricted stock units comprised 40% of each Named Executive's 2020 long-term incentive compensation. The restricted stock units awarded to a Named Executive entitle the Named Executive to receive a designated number of shares of Common Stock upon completion of a three-year vesting period, measured from the date of grant. Until the vesting date, the shares underlying the restricted stock units are not issued and outstanding. Accordingly, the Named Executive is not entitled to vote or receive dividends on the shares underlying his restricted stock units unless and until those restricted stock units vest. The purpose of the restricted stock unit component is to support continued employment through volatile economic and stock market conditions, to manage dilution overhang, and to align officers’ interests with maintaining shareholder value already created as well as future value creation. The Compensation Committee believes this approach mitigates the incentive for Named Executives to take unnecessary risks and helps retain the Named Executives’ expertise through continued employment.

Performance Shares

2020-2022 Performance Share Awards.  The remaining component of each Named Executive’s 2020 annual long-term incentive compensation was performance shares payable in Common Stock under the 2019 Plan. Performance share value comprised 60% of each Named Executive's 2020 long-term incentive compensation (target performance share value is stock price at grant multiplied by the shares earned if the objectives are achieved). The purpose of the performance share awards is to reward achievement of the three-year financial plan, which the Company believes will also support shareholder value achievement. Under each Named Executive’s performance shares award, a number of performance shares will vest upon completion of a three-year performance period from the date of the grant (subject to the Named Executive’s continued employment through the last day of the performance period), based on the achievement of certain corporate performance objectives.

For purposes of the performance share awards granted in 2020, which will be eligible to vest based on corporate performance during the three-year performance period ending December 31, 2022 (the “2020-2022 PSU Awards”), the Compensation Committee set three-year performance share objectives, based on cumulative three-year adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) per share, three-year average return on capital objectives and three-year average controllable completion. Under each Named Executive’s performance share award, the performance shares are eligible to vest (and be settled in shares of Common Stock) upon completion of the three-year performance period (subject to the Named Executive’s continued employment through the last day of the performance period), based on the level of EBITDA per share, adjusted return on invested capital and controllable completion actually attained in aggregate over the 2020 to 2022 calendar years. Until the vesting date, the shares underlying the performance shares are not issued and outstanding. Accordingly, the Named Executive is not entitled to vote or receive dividends on the shares underlying his performance shares unless and until those performance shares vest. For purposes of the 2020-2022 PSU Awards, return on invested capital for any calendar year is defined as the Company's adjusted operating income for such year divided by the Company's average invested capital for such calendar year.

The Compensation Committee’s philosophy for setting performance share targets is to set target awards that reflect the three-year budget (the budget expectation is for a growth rate that is above the median), and maximum targets that will be difficult for the Named Executives to achieve on a consistent basis. For the 2020-2022 PSU Awards, the Compensation Committee established threshold, target and maximum performance levels for each of the three corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the combined actual results varied from the target levels of performance. The performance shares are allocated 40% to the cumulative three-year EBITDA per share objective, 40% to the three-year average return on invested capital objective and 20% to the three-year average controllable completion in determining the actual awarded performance shares payable in Common Stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee will be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 200% (for maximum performance), with performance in between such levels determined by linear interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares will be earned with respect to such objective(s).

The corporate objectives for the 2020-2022 PSU Awards for each Named Executive were based on the Company-wide performance, with no individual component or subsidiary-level objectives, in order to encourage teamwork and a collective focus on the creation of long-term value for the Company’s shareholders. In determining the degree to which the corporate objectives have been attained, the Company’s performance will be adjusted for unusual or non-recurring items.

Actual results for 2020-2022 PSU Awards are measured over the three-year performance period. Therefore, the degree to which performance shares granted in 2020 ultimately earned will not be determined until the conclusion of the 2022 calendar year.

2018-2020 Performance Shares Awards.  For purposes of the performance share awards granted in 2018, which were eligible to vest based on corporate performance during the three-year performance period ending December 31, 2020 (the “2018-2020 PSU Awards”), the Compensation Committee set three-year performance share objectives, based on cumulative three-year adjusted pre-tax earnings and three-year average return on capital objectives. Under each Named Executive’s performance share award, the performance shares are eligible to vest (and be settled in shares of Common Stock) upon completion of a three-year performance period (subject to the Named Executive’s continued employment through the last day of the performance period), based on the level of adjusted pre-tax earnings and adjusted return on invested capital actually attained in aggregate over the 2018 to 2020 calendar years.

For the 2018-2020 PSU Awards, the Compensation Committee established threshold, target and maximum performance levels for each of the two corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the combined actual results varied from the target levels of performance. The performance shares are allocated 60% to the cumulative three-year adjusted pre-tax earnings objective and 40% to the three-year average return on invested capital objective in determining the actual awarded performance shares payable in Common Stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee were earned ranging from 50% (for threshold performance) to 100% (for target performance) to 200% (for maximum performance), with performance in between such levels determined by linear interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares were earned with respect to such objective(s).

In February 2021, the Compensation Committee determined the Company’s achievement relative to the objectives previously established for the 2018-2020 PSU Awards as follows (see Appendix A to this proxy statement on page 61 for a reconciliation of certain 2020, 2019 and 2018 non-GAAP financial measures used to calculate the achievement levels described below for the most directly comparable financial measures prepared in accordance with GAAP):

				Achieved
	Threshold	Target	Maximum	Performance
Adjusted Pre-tax Income ($ millions) (1)	$1,018	$1,141	$1,264	$892
Average Return on Invested Capital (2)	13.6%	14.1%	14.6%	14.9%

(1)	Adjusted pre-tax income for the three-year period ending December 31, 2020 was adjusted in 2019 for special items primarily associated with the gain on sale of ExpressJet and the write-off of non-cash aircraft manufacturer part credits to settle future aircraft lease return obligations and adjusted in 2020 for the deferred revenue on fixed cash payments received under capacity purchase agreements.
(2)	Represents the average return on invested capital for 2018, 2019 and 2020 using adjusted net income in 2019 for special items related to the gain on sale of ExpressJet and the write-off of aircraft manufacturer part credits and adjusted net income in 2020 for the deferred revenue on fixed cash payments received under capacity purchase agreements. For purposes of the 2018-2020 PSU Awards, return on invested capital for any calendar year was defined as the Company's adjusted operating income for such year divided by the Company's average invested capital for such calendar year.

As a result of the foregoing, in February 2021, the Named Executives vested in 80% of the target number of performance shares relative to the 2018-2020 PSU Awards as follows: Mr. Childs, 15,281 shares; Mr. Simmons, 6,517 shares; Mr. Steel, 6,068 shares; and Mr. Woodward, 2,176 shares. Mr. Wooley was not granted 2018-2020 PSU Awards. Mr. Thompson’s 2018-2020 PSU Awards were settled pursuant to his separation arrangements, as discussed below.

Long-Term Incentive Awards for 2021. For 2021, the Compensation Committee determined to grant all of the long-term incentive awards to the Named Executives in the form of performance shares. The long-term incentive performance metrics applicable to the performance shares granted in 2021 did not significantly change from the performance metrics used for purposes of the 2020 long-term incentive awards, however the measurement period was changed from a three-year cumulative period to two one-year measurement periods. Under the 2021 awards, the Company’s performance against these performance metrics will be measured against objectives established for each of 2021 and 2022, with the resulting number of “earned” shares eligible to vest on December 31, 2023, subject to continued employment through that date. The 2021 long-term incentive awards will be eligible for accelerated vesting on terms substantially similar to the 2020-222 PSU Awards. The Compensation Committee implemented these changes to better align the long-term incentive awards granted to the Named Executives with the creation of long-term shareholder value.

No Employment and Severance Agreements

The Named Executives do not have employment, severance or change-in-control agreements, although the vesting of long-term equity incentive awards may accelerate under certain circumstances, as described below under “Elements of Compensation – Long-Term Incentive Awards.” The Named Executives serve at the will of the Board, which enables the Board to terminate the employment of any Named Executive with discretion as to the terms of any severance. This is consistent with the Company’s performance-based employment and compensation philosophy.

Acceleration of Long-Term Incentive Awards.  With respect to long-term incentive awards granted to the Named Executives, such awards will vest on an accelerated basis under certain circumstances.

Specifically, restricted stock unit awards granted to the Named Executives will vest on an accelerated basis (i) in the event of the Named Executive’s involuntary termination without cause or resignation for good reason, or (ii) in the event of the Named Executive’s death.

Performance share awards granted to the Named Executives will vest on an accelerated basis (i) in the event of the Named Executive’s death prior to a change in control, as to the “target” number of performance shares subject to the award on the date of death and as to any incremental performance shares above “target” based on the Company’s actual performance relative to the corporate performance objectives under such award at the end of the performance period (or, if earlier, a change in control of the Company), (ii) in the event of the Named Executive’s death following a change in control, any “vesting eligible shares” (as described below) will vest upon the date of death, (iii) in the event of the Named Executive’s involuntary termination without cause or resignation for good reason, in each case prior to a change in control, the Named Executive will remain eligible to vest in such number of performance shares as ultimately vest based on the Company’s actual performance relative to the corporate performance objectives under such award at the end of the performance period (or, if earlier, a change in control of the Company), which vesting will be prorated for the portion of the three-year period covered by such awards that has elapsed prior to the date of termination, or (iv) in the event of the Named Executive’s involuntary termination without cause or resignation for good reason, in each case following a change in control, any vesting eligible shares will vest upon the date of such termination. For purposes of the performance shares, in the event of a change in control of the Company, the performance shares will be converted into a number of “vesting eligible shares” that will vest at the end of the three-year period based on the greater of (i) the “target” number of performance shares subject to the award, or (ii) the number of performance shares that would vest if performance had been measured against the corporate performance objectives as of the date of the change in control.

Retirement and Other Benefits.

The Company and SkyWest Airlines sponsor a 401(k) retirement plan for their eligible employees, including the Named Executives. The 401(k) retirement plan is a broad based, tax-qualified retirement plan under which eligible employees, including the Named Executives, may make annual pre-tax salary reduction contributions subject to the various limits imposed under the Internal Revenue Code of 1986, as amended (the “Code”). The sponsoring employer makes matching contributions under the plan on behalf of eligible participants; however, the right of Named Executives and other officers to such matching contributions is limited. The Compensation Committee believes that maintaining the 401(k) retirement plan and providing a means to save for retirement is an essential part of a competitive compensation package necessary to attract and retain talented executives.

The Company also maintains the SkyWest, Inc. 2002 Deferred Compensation Plan, a non-qualified deferred compensation plan for the benefit of officers and other highly compensated employees (the “Deferred Compensation Plan”). All of the Named Executives participate in the Deferred Compensation Plan. Under the Deferred Compensation Plan, the employer credits each Named Executive’s account with a discretionary employer contribution equal to 15% of salary and annual cash incentive. These amounts are included in the Summary Compensation Table under the column “All Other Compensation”. Additional information on the Deferred Compensation Plan is found in the section “Non-Qualified Deferred Compensation for 2020” below. The purpose of the Deferred Compensation Plan is to attract and retain executive talent by assisting with building retirement assets over the course of their career with the Company.

The Deferred Compensation Plan also permits eligible executives, including the Named Executives, to elect in advance of each calendar year to defer up to 100% of their cash salary and annual cash incentive compensation for the year. Only Mr. Simmons elected to defer any portion of his salary or annual cash incentive for 2020.

The Company and its subsidiaries do not maintain any defined benefit pension plans for the Named Executives.

Other Benefits.

In addition to the benefits described above, the Company provides certain other benefits to the Named Executives that the Compensation Committee believes are generally consistent with the benefits provided to senior executives of other airlines. The Compensation Committee believes that those benefits, which are detailed in the footnotes to the Summary Compensation Table applicable to the heading “All Other Compensation” below, are reasonable, competitive and consistent with overall executive compensation objectives. Those benefits consist primarily of employer-paid premiums on health, dental and eye insurance, a personal automobile allowance, and use of Company owned recreational equipment.

The Company and its subsidiaries also maintain a non-discriminatory, broad based program under which all full-time employees and their dependents, including the Named Executives and their dependents, may fly without charge on a space available basis on regularly scheduled flights of aircraft operated by the Company’s operating airline subsidiary.

The Company has not agreed to provide its Named Executives with any gross-up or reimbursement for taxes.

Share Ownership Guidelines

The Company maintains ownership guidelines for the Named Executives to encourage the alignment of their interests with the long-term interests of the Company’s shareholders. Each Named Executive is required to maintain a minimum ownership interest in the Company. The guideline ownership level is a number of shares of Common Stock having a value equal to a multiple of the annual base salary for each Named Executive. The Chief Executive’s guideline ownership level is five times salary while the remaining Named Executives’ guideline ownership level is three times salary.

The guidelines also include an expectation that the Named Executives will hold 50% of their net after-tax profit shares after vesting or option exercise if the applicable guideline ownership level has not yet been met. The Named Executives are limited in their ability to sell shares under long term incentive awards until their applicable guideline ownership level is reached. Each Named Executive met the ownership guidelines at December 31, 2020, except for Mr. Wooley who joined SkyWest Airlines in 2019 and is making progress toward meeting the ownership guidelines. The holdings of the Named Executives are summarized in the table entitled “Security Ownership of Certain Beneficial Owners” below.

Deductibility of Executive Compensation

Section 162(m) of the Code imposes a $1 million annual limit on the amount that a publicly traded company may deduct for compensation paid to the company’s principal executive officer during a tax year or to any of the company’s three other most highly compensated executive officers who are still employed at the end of the tax year (other than the Company’s principal financial officer). Prior to 2018, the limit did not apply to compensation that met the requirements of Section 162(m) of the Code for “qualified performance-based compensation” (i.e., compensation paid only if the executive meets pre-established, objective goals based upon performance criteria approved by the Company’s shareholders). The Tax Cuts and Jobs Act of 2017 eliminated the “qualified performance-based compensation” exception to Section 162(m) of the Code and expanded the limitation on deductibility to generally include all named executive officers. The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, and has reserved, and continues to reserve, the right to approve compensation that may not be deductible under Code Section 162(m) in order to ensure competitive levels of total compensation for the Company’s executive officers.

Effect of Compensation on Risk

The Compensation Committee believes the Company’s compensation policies and practices are designed to create appropriate and meaningful incentives for the Company’s employees without encouraging excessive or inappropriate risk taking. Among other factors, the Compensation Committee considered the following:

●	The Company’s compensation policies and practices are designed to include a significant level of long-term compensation, which discourages short-term risk taking;
●	The base salaries and target cash incentive opportunities the Company provides to its employees are generally consistent with salaries paid for comparable positions in the Company’s industry, and provide the Company’s employees with steady income while reducing the incentive for employees to take risks in pursuit of short-term benefits;
●	The Company’s cash incentive and performance equity incentive compensation is capped at levels established by the Compensation Committee, consistent with peer data, and at which the Compensation Committee believes reduces the incentive for excessive risk-taking;
●	The Company has established internal controls and adopted codes of ethics and business conduct, which are designed to reinforce the balanced compensation objectives established by the Compensation Committee; and
●	The Company has adopted equity ownership guidelines for its executive officers, which the Compensation Committee believes discourages excessive risk-taking.
●	There is a policy against hedging stock and against pledging stock or using it as collateral.

Based on the review outlined above, the Company has concluded that the risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the foregoing compensation discussion and analysis and discussed with the Company’s management the information set forth herein. Based on such review and discussions with management, the Compensation Committee recommended to the Board that the foregoing compensation discussion and analysis be included in this proxy statement.

The Compensation Committee

Keith E. Smith, Chair

Henry J. Eyring

Meredith S. Madden

Ronald J. Mittelstaedt

Steven F. Udvar-Hazy

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the Securities and Exchange Commission or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference into any filing of SkyWest, Inc., except to the extent that SkyWest, Inc. specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the Named Executives for the years indicated.

				Stock Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Restricted Stock Units ($)(2)	Performance Shares ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Russell A. Childs	2020	$419,667	$—	$920,000	$1,380,000	$—	$413,200	$220,492	(4)	$3,353,359
CEO & President	2019	$500,000	$—	$880,000	$1,320,000	$—	$660,000	$251,011		$3,611,011
	2018	$460,000	$—	$680,000	$1,020,000	$—	$940,728	$243,052		$3,343,780
Robert J. Simmons	2020	$311,823	$—	$320,000	$480,000	$—	$272,400	$138,182	(5)	$1,522,405
Chief Financial Officer	2019	$345,000	$—	$310,000	$465,000	$—	$331,200	$158,784		$1,609,984
	2018	$335,000	$—	$290,000	$435,000	$—	$498,251	$160,115		$1,718,366
Wade J. Steel	2020	$309,323	$—	$320,000	$480,000	$—	$272,400	$141,708	(6)	$1,523,431
Chief Commercial Officer	2019	$335,000	$—	$310,000	$465,000	$—	$321,600	$151,108		$1,582,708
	2018	$315,000	$—	$270,000	$405,000	$—	$468,505	$151,679		$1,610,184
Michael B. Thompson	2020	$183,292	$—	$270,000	$405,000	$—	$—	$238,914	(7)	$1,097,206
Former, Chief Operating Officer —SkyWest Airlines	2019	$250,000	$—	$260,000	$390,000	$—	$160,000	$127,229		$1,187,229
	2018	$245,000	$—	$240,000	$360,000	$—	$368,480	$125,274		$1,338,754
Eric J. Woodward	2020	$206,031	$—	$116,000	$174,000	$—	$115,000	$71,631	(8)	$682,662
Chief Accounting Officer	2019	$211,000	$—	$99,200	$148,800	$—	$151,920	$84,317		$695,237
Greg S. Wooley	2020	$180,929	$—	$88,000	$132,000	$—	$116,425	$50,552	(9)	$567,906
Executive Vice President Operations

(1)	No discretionary annual performance bonuses were awarded to the Named Executives in 2018, 2019 or 2020.
(2)	These columns show the grant date fair value of stock awards granted during the applicable fiscal year as computed under ASC Topic 718 (excluding estimates for forfeitures in case of awards with service-based vesting). With respect to the performance share awards, the grant date fair value is reported based on the probable outcome of the performance conditions as of the grant date. The maximum potential value of the performance share awards, assuming the highest level of performance achievement, is as follows: Mr. Childs, $2,040,000 (2018), $2,640,000 (2019), $2,760,000 (2020); Mr. Simmons, $870,000 (2018), $930,000 (2019), $960,000 (2020); Mr. Steel, $810,000 (2018), $930,000 (2019), $960,000 (2020); Mr. Thompson, $720,000 (2018), $780,000 (2019), $810,000 (2020); Mr. Woodward, $297,600 (2019), $348,000 (2020); and Mr. Wooley, $264,000 (2020). These amounts do not reflect the extent to which the Named Executive realized or will realize an actual financial benefit from the awards. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the year ended December 31, 2020, which are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.
(3)	The amounts in this column reflect the annual performance cash incentive amounts earned in the year indicated based on performance in that year and paid in the subsequent year. As described in the section entitled “Compensation Discussion and Analysis” above, annual performance cash incentives payable to the Named Executives are calculated based upon the financial and operational performance of the Company or its subsidiaries. The threshold, target and maximum amount of each Executive’s annual performance cash incentive opportunity for 2020 is reported in the

“Grants of Plan-Based Awards for 2020” table below. This column also includes an additional cash incentive payout that was awarded to the Named Executives for efforts that improved the Company’s liquidity position during 2020 and operational improvements made in response to the COVID-19 pandemic that were not contemplated in the Company’s goal setting process in 2020 as follows: Mr. Childs, $70,000; Mr. Simmons, $102,000; Mr. Steel, $102,000; Mr. Woodward, $34,000; and Mr. Wooley, $42,000. Mr. Thompson did not receive an additional cash incentive payout as a result of his separation from the Company in October 2020.
(4)	All other compensation for Mr. Childs for 2020 included $166,451 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2020. The remaining other compensation relates to employer-paid health insurance premiums, a personal vehicle lease, personal use of the Company’s recreational equipment, and payout of excess accrued time off.
(5)	All other compensation for Mr. Simmons for 2020 included $99,272 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2020. The remaining other compensation relates to employer-paid health insurance premiums, a personal vehicle lease personal use of the Company’s recreational equipment, and payout of excess accrued time off.
(6)	All other compensation for Mr. Steel for 2020 included $98,123 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2020. The remaining other compensation relates to employer-paid health insurance premiums, a personal vehicle lease, personal use of the Company’s recreational equipment, and payout of excess accrued time off.
(7)	All other compensation for Mr. Thompson for 2020 included $54,799 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2020. The remaining other compensation relates to $156,106 in severance paid to Mr. Thompson during 2020 in connection with his separation from the Company pursuant to his severance and release agreement, employer-paid health insurance premiums, a personal vehicle lease, and personal use of the Company’s recreational equipment.
(8)	All other compensation for Mr. Woodward for 2020 included $47,237 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2020. The remaining other compensation relates to employer-paid health insurance premiums, personal use of the Company’s recreational equipment, and payout of excess accrued time off.
(9)	All other compensation for Mr. Wooley for 2020 included $32,383 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2020. The remaining other compensation relates to employer-paid health insurance premiums, and personal use of the Company’s recreational equipment.

Grants of Plan-Based Awards For 2020

The following table provides information about non-equity based and equity-based plan awards granted to the Named Executives for the year ended December 31, 2020:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number	All Other Stock Awards Number	Exercise Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)	of Units (#)	of Options (#)	Awards ($/Share)	Awards ($)(4)
Russell A. Childs		$286,000	$572,000	$1,144,000							$572,000
	4-Feb-2020(2)				11,229	22,457	44,914				$1,380,000
	4-Feb-2020(3)							14,972			$920,000
Robert J. Simmons		$142,000	$284,000	$568,000							$284,000
	4-Feb-2020(2)				3,906	7,811	15,622				$480,000
	4-Feb-2020(3)							5,207			$320,000
Wade J. Steel		$142,000	$284,000	$568,000							$284,000
	4-Feb-2020(2)				3,906	7,811	15,622				$480,000
	4-Feb-2020(3)							5,207			$320,000
Michael B. Thompson		$104,000	$208,000	$416,000							$208,000
	4-Feb-2020(2)				3,296	6,591	13,182				$405,000
	4-Feb-2020(3)							4,394			$270,000
Eric J. Woodward		$67,500	$135,000	$270,000							$135,000
	4-Feb-2020(2)				1,416	2,832	5,664				$174,000
	4-Feb-2020(3)							1,888			$116,000
Greg S. Wooley		$62,021	$124,042	$248,084							$124,042
	4-Feb-2020(2)				1,074	2,148	4,296				$132,000
	4-Feb-2020(3)							1,432			$88,000

(1)	The amounts in these columns reflect the threshold, target and maximum amount of each Named Executive’s annual cash incentive opportunity for 2020. As described in the section entitled “Compensation Discussion and Analysis” above, annual cash incentives payable to the Named Executives are calculated based upon the financial and operational performance of the Company or its subsidiaries.
(2)	Represents the 2020-2022 PSU Awards granted in 2020 which will be eligible to vest based on corporate performance during the three-year performance period ending December 31, 2022. The Compensation Committee determined that the corporate objectives for purposes of such awards would be EBITDA per share, return on invested capital and controllable completion actually attained over the three-year performance period. Until the vesting date, the shares underlying the performance shares are not issued and outstanding. Accordingly, the Named Executive is not entitled to vote or receive dividends on the shares underlying his performance shares unless and until those performance shares vest. For the 2020-2022 PSU Awards, the Compensation Committee established threshold, target and maximum performance levels for each of the three corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the combined actual results varied from the target levels of performance. The performance shares are allocated 40% to the cumulative three-year EBITDA per share, 40% to the three-year adjusted average return on invested capital and 20% the three-year average controllable completion in determining the actual awarded performance shares payable in our common stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee will be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 200% (for maximum performance), with performance in between such levels determined by linear interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares will be earned with respect to such objective(s).

(3)	Represents restricted stock unit awards that entitle the Named Executive to receive a designated number of shares of our common stock upon completion of a three year vesting period, measured from the date of grant, the restricted stock units will be eligible to vest on the third anniversary of the grant date, subject to the Named Executive’s continued employment through such date.
(4)	This column shows the grant date fair value of the stock awards granted as computed under ASC Topic 718 (excluding estimates for forfeitures in case of awards with service-based vesting). With respect to the performance share awards, the grant date fair value is reported based on the probable outcome of the performance conditions as of the grant date. These amounts do not reflect the extent to which the Named Executive realized or will realize an actual financial benefit from the awards. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the year ended December 31, 2020 which are included in the Company’s Annual Report on Form 10 K filed with the Securities and Exchange Commission.

Outstanding Equity Awards at Year-End

The following table provides information on the holdings of stock options and other stock awards (restricted stock units and performance shares) by the Named Executives as of December 31, 2020. Mr. Thompson did not hold any outstanding equity awards as of December 31, 2020.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (9)($)	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested (9)($)
Russell A. Childs	41,020		$14.78	10-Feb-23
					12,734	(2)	$513,308
					15,281	(3)	$615,977
					18,163	(4)	$732,151	27,245	(5)	$1,098,246
					14,972	(6)	$603,521	22,457	(7)	$905,242
Robert J. Simmons	7,783		$14.78	10-Feb-23
					5,431	(2)	$218,924
					6,517	(3)	$262,700
					6,398	(4)	$257,903	9,598	(5)	$386,895
					5,207	(6)	$209,894	7,811	(7)	$314,861
Wade J. Steel					5,056	(2)	$203,807
					6,067	(3)	$244,561
					6,398	(4)	$257,903	9,598	(5)	$386,895
					5,207	(6)	$209,894	7,811	(7)	$314,861
Eric J. Woodward.	2,968		$14.78	10-Feb-23
					1,813	(2)	$73,082
					2,175	(3)	$87,674
					2,047	(4)	$82,515	3,071	(5)	$123,792
					1,888	(6)	$76,105	2,832	(7)	$114,158
Greg S. Wooley					2,720	(8)	$109,643	4,080	(5)	$164,465
					1,432	(6)	$57,724	2,148	(7)	$86,586

(1)	All stock option awards have a term of seven years from the date of grant.
(2)	Restricted stock unit awards vested on February 7, 2021.
(3)	Represents the 2018-2020 PSU Awards granted in 2018 which were eligible to vest based on corporate performance during the three-year performance period ending December 31, 2020. The Compensation Committee determined that the corporate objectives for purposes of such awards would be adjusted pre-tax earnings and average return on invested capital actually attained over the three-year performance period. Until the vesting date, the shares underlying the performance shares are not issued and outstanding. Accordingly, the Named Executive is not entitled to vote or receive dividends on the shares underlying his performance shares unless and until those performance shares vest. For the 2018-2020 PSU Awards, the Compensation Committee established threshold, target and maximum performance levels for each of the two corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the combined actual results varied from the target levels of performance. The performance shares are allocated 60% to the cumulative three-year adjusted pre-tax earnings objectives and 40% to the three-year average return on invested capital objectives in determining the actual awarded performance shares payable in our common stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee will be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 200% (for maximum performance), with performance in between such levels determined by linear interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares will be earned with respect to such objective(s). The actual number of shares of our common stock issued to our Named Executives following the conclusion of a performance period will be based on our performance relative to the corporate performance objectives for that performance period. In February 2021, the Compensation Committee determined that the Company had achieved an 80% performance level for these awards, and such awards vested at 80% of target levels on February 2, 2021. In addition, these awards are reported in the “Number of Shares or Units of Stock” column because, as of December 31, 2020, the applicable performance objectives had been met and the vesting of the awards was subject only to the Compensation Committee’s certification of such results.
(4)	Restricted stock unit awards scheduled to vest on February 5, 2022.
(5)	Represents the 2019-2021 PSU Awards granted in 2019 which will be eligible to vest based on corporate performance during the three-year performance period ending December 31, 2021. The Compensation Committee determined that the corporate objectives for purposes of such awards would be EBITDA per share, return on invested capital and controllable completion actually attained over the three-year performance period. Until the vesting date, the shares underlying the performance shares are not issued and outstanding. Accordingly, the Named Executive is not entitled to vote or receive dividends on the shares underlying his performance shares unless and until those performance shares vest. For the 2019-2021 PSU Awards, the Compensation Committee established threshold, target and maximum performance levels for each of the two corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the combined actual results varied from the target levels of performance. The performance shares are allocated 40% to the cumulative three-year EBITDA per share, 40% to the three-year adjusted average return on invested capital and 20% the three-year average controllable completion in determining the actual awarded performance shares payable in our common stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee will be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 200% (for maximum performance), with performance in between such levels determined by linear interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares will be earned with respect to such objective(s). The Company has reported the number and market value of the performance shares subject to the awards based on “target” performance.
(6)	Restricted stock unit awards scheduled to vest on February 4, 2023.
(7)	Represents the 2020-2022 PSU Awards granted in 2020 which will be eligible to vest based on corporate performance during the three-year performance period ending December 31, 2022. The Compensation Committee determined that the corporate objectives for purposes of such awards would be EBITDA per share, return on invested capital and controllable completion actually attained over the three-year performance period. Until the vesting date, the shares underlying the performance shares are not issued and outstanding. Accordingly, the Named Executive is not entitled to vote or receive dividends on the shares underlying his performance shares unless and until those performance shares vest. For the 2020-2022 PSU Awards, the Compensation Committee established threshold, target and maximum performance levels for each of the two corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the combined actual results varied from the target levels of performance. The performance shares are allocated 40% to the cumulative three-year EBITDA per share, 40% to the three-year adjusted average return on invested capital and 20% the three-year average controllable completion in determining the actual awarded performance shares payable in our common stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee will be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 200% (for maximum performance), with performance in between such levels determined by linear interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares will be earned with respect to such objective(s). The Company has reported the number and market value of the performance shares subject to the awards based on “target” performance.
(8)	Restricted stock unit awards scheduled to vest on September 1, 2022.
(9)	Based on market closing price per share of our common stock of $40.31 on December 31, 2020, the last trading day of 2020.

Option Exercises and Stock Vested

Stock options exercised, restricted stock units and performance shares that vested for the Named Executives during the year ended December 31, 2020 are outlined below.

	Options Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Russell A. Childs	—	$—	58,085	$3,316,654
Robert J. Simmons	—	$—	29,043	$1,658,355
Wade J. Steel	—	$—	26,808	$1,530,737
Michael B. Thompson	—	$—	20,107	$1,148,110
Eric J. Woodward	—	$—	10,277	$586,817
Greg S. Wooley	—	$—	—	$—

(1)	Includes both restricted stock units and performance shares that vested during the year ended December 31, 2020.

Non-Qualified Deferred Compensation for 2020

Pursuant to the SkyWest Deferred Compensation Plan, covered Named Executives may elect prior to the beginning of each calendar year to defer the receipt of base salary and annual performance cash incentives earned for the ensuing calendar year. Amounts deferred are credited to an unfunded liability account maintained by the Company on behalf of the applicable Named Executive, which account is deemed invested in and earns a rate of return based upon certain notational, self-directed investment options offered under the applicable plan.

Each Named Executive’s account under the SkyWest Deferred Compensation Plan is also credited with a discretionary employer contribution monthly, whether or not the Named Executive contributes. For 2020 that discretionary employer contribution was 15% of the Named Executive’s salary and annual cash incentive. Participant account balances under the SkyWest Deferred Compensation Plan are fully vested and will be paid by the Company to each Named Executive upon retirement or separation from employment, or on other specified dates, in a lump sum form or in installments according to a schedule elected in advance by the Named Executive.

The following table provides information regarding the SkyWest Deferred Compensation Plan for the year ended December 31, 2020:

Name	Executive Contributions in Last Year ($)(1)	Registrant Contributions in Last Year ($)(2)	Aggregate Earnings in Last Year ($)(3)	Aggregate Withdrawals/ Distributions in Last Year ($)	Aggregate Balance at Last Year End ($)(4)
Russell A. Childs	$—	$166,451	$296,256	$—	$2,637,452
Robert J. Simmons	$16,567	$99,272	$(24,346)	$—	$792,863
Wade J. Steel	$—	$98,123	$310,115	$—	$1,228,579
Michael B. Thompson	$—	$54,799	$124,262	$—	$1,118,912
Eric J. Woodward	$—	$47,237	$46,473	$—	$937,780
Greg S. Wooley	$—	$32,383	$32	$—	$40,834

(1)	The amount in this column represents deferral of base salary for 2020 and annual performance cash incentives earned for the ensuing calendar year, which deferred amounts are reported in the Summary Compensation Table above.
(2)	The amounts in this column reflect the amounts of employer contributions credited under the applicable deferred compensation plan for 2020 at the rate of 15% of each Executive’s 2020 base salary and annual cash incentive which was paid in 2020. The amounts reported in this column are also included in the amounts reported in the “Other Compensation” column of the Summary Compensation Table appearing above.
(3)	The amounts in this column reflect the notational earnings during 2020 credited to each Executive’s account under the SkyWest Deferred Compensation Plan. These amounts are not reported in the Summary Compensation Table because they are based on market rates determined by reference to mutual funds that are available to participants in the SkyWest 401(k) Plan or otherwise broadly available.
(4)	All Named Executive and Company contributions in prior years to the SkyWest Deferred Compensation Plan have been reported in the Summary Compensation Tables in the company’s previously filed proxy statements, to the extent that an executive was a named executive officer in that fiscal year. These amounts are as follows: Mr. Childs, $166,451 (2020), $218,047 (2019) and $211,109 (2018); Mr. Simmons, $115,839 (2020), $152,036 (2019) and $146,521 (2018); Mr. Steel, $98,123 (2020), $122,455 (2019) and $122,190 (2018); Mr. Thompson, $54,799 (2020), $95,575 (2019) and $95,785 (2018); Mr. Woodward, $47,237 (2020) and $67,664 (2019); and Mr. Wooley, $32,383 (2020).

At the election of the executive, deferred amounts are invested in a selection of third-party investment funds and each executive receives the rates of return under those funds on such deferred amounts.

Potential Payments upon Termination or Change in Control

The information below describes and quantifies certain payments or benefits that would be payable under the existing plans and programs of the Company and its subsidiaries if a Named Executive’s employment had terminated on December 31, 2020, or the Company had undergone a change in control on December 31, 2020. These benefits are in addition to benefits generally available to all salaried employees of the Company in connection with a termination of employment, such as distributions from the 401(k) plan and accrued vacation pay. Except as noted below, the Named Executives do not have any other severance benefits, severance agreements or change in control agreements.

Accelerated Vesting of Long-Term Incentive Awards.  With respect to long-term incentive awards granted to the Named Executives, such awards will vest on an accelerated basis under certain circumstances, but there is no single trigger accelerated vesting of such awards upon a change in control. Specifically, restricted stock unit awards granted to the

Named Executives will vest on an accelerated basis (i) in the event of the Named Executive’s involuntary termination without cause or resignation for good reason, or (ii) in the event of the Named Executive’s death. Performance share awards granted to the Named Executives will vest on an accelerated basis (i) in the event of the Named Executive’s death prior to a change in control, as to the “target” number of performance shares subject to the award on the date of death and as to any incremental performance shares above “target” based on the Company’s actual performance relative to the corporate performance objectives under such award at the end of the performance period (or, if earlier, a change in control of the Company), (ii) in the event of the Named Executive’s death following a change in control, any “vesting eligible shares” (as described below) will vest upon the date of death, (iii) in the event of the Named Executive’s involuntary termination without cause or resignation for good reason, in each case prior to a change in control, the Named Executive will remain eligible to vest in such number of performance shares as ultimately vest based on the Company’s actual performance relative to the corporate performance objectives under such award at the end of the performance period (or, if earlier, a change in control of the Company), which vesting will be prorated for the portion of the three-year period covering such awards that has elapsed prior to the date of termination, or (iv) in the event of the Named Executive’s involuntary termination without cause or resignation for good reason, in each case following a change in control, any vesting eligible shares will vest upon the date of such termination. For purposes of the performance shares, in the event of a change in control of the Company, the performance shares will be converted into a number of “vesting eligible shares” that will vest at the end of the performance period based on the greater of (i) the “target” number of performance shares subject to the award, or (ii) the number of performance shares that would vest if performance had been measured against the corporate performance objectives as of the date of the change in control.

The following table shows for each Named Executive the intrinsic value of his unvested restricted stock units and performance shares, as of December 31, 2020, the vesting or settlement of which would have been accelerated had a change in control of the Company occurred on that date and/or a termination under one of the circumstances identified below had occurred on that date, calculated in the case of restricted stock units and performance shares, by multiplying the number of underlying shares by the closing price of the Common Stock on December 31, 2020, the last trading day of 2020 ($40.31 per share). Mr. Thompson is not included in the table, as his employment terminated in October 2020, but his actual separation arrangements are discussed below.

Name	Change in Control	Involuntary Termination Following a Change in Control or Death	Involuntary Termination Prior to a Change in Control
Russell A. Childs
RSU Acceleration	$—	$1,848,979	$1,848,979
PSU Acceleration (1)	$615,977	$2,619,465	$1,649,888
Robert J. Simmons
RSU Acceleration	$—	$686,721	$686,721
PSU Acceleration (1)	$262,700	$964,457	$625,584
Wade J. Steel
RSU Acceleration	$—	$671,605	$671,605
PSU Acceleration (1)	$244,561	$946,318	$607,445
Eric J. Woodward
RSU Acceleration	$—	$231,702	$231,702
PSU Acceleration (1)	$87,674	$325,624	$208,255
Greg S. Wooley
RSU Acceleration	$—	$167,367	$167,367
PSU Acceleration (1)	$—	$251,051	$138,505

1)	Reflects the value of the performance shares granted in 2019 and 2020 at “target” performance levels. The value under the “Change in Control” column includes only the 2018 performance shares, which are reflected at 80% of target performance levels based on the performance relative to the performance objectives for the performance period that ended on December 31, 2020 under such awards, since, as of December 31, 2020, the applicable performance objectives had been met and the vesting of the awards was subject only to the Compensation Committee’s certification of such results (but the settlement of such awards would have been accelerated to the date of the change in control occurring on December 31, 2020). While these 2018 performance shares were no longer subject to performance or service conditions at December 31, 2020, they are included in this table as the settlement of such performance shares would have accelerated (as compared to the regular settlement date in February 2021 upon Compensation Committee certification of final performance results) upon the occurrence of a change in control. The value of the 2018 performance shares are reflected in the other two columns, but no acceleration of the settlement of such awards would occur under a termination under those circumstances (and such awards would vest in February 2021 upon Compensation Committee certification of final performance results), other than in the case of death, in which case the "target" awards would have been subject to immediate settlement.

Deferred Compensation.  If the employment of a Named Executive were terminated on December 31, 2020, the Named Executive would have become entitled to receive the balance in his account under the applicable deferred compensation plan. Distribution would be made in the form of a lump sum or in installments, and in accordance with the distributions schedule elected by the Named Executive under the applicable plan. The 2020 year-end account balances under those plans are shown in the applicable Non-Qualified Deferred Compensation Tables included herein. A Named Executive’s account balance would continue to be credited with notational investment earnings or losses through the date of actual distribution.

Separation Arrangement with Mr. Thompson. As of October 26, 2020, Michael B. Thompson ceased serving as the Chief Operating Officer of SkyWest Airlines and separated from the Company. In connection with his separation from the Company, Mr. Thompson is eligible to receive the following benefits pursuant to a severance and release agreement with SkyWest Airlines, in exchange for his execution of a general release of claims in favor of SkyWest Airlines and his compliance with certain restrictive covenants following his separation from the Company, including a non-competition covenant: (1) approximately $1.95 million, payable in equal installments over a 24 month period following his date of separation, consisting of two years’ base salary, cash payout of his 2020 annual bonus pursuant to previously established performance targets and cash payout of his 2018 and 2019 restricted stock units and performance shares; and (2) paid health insurance coverage for 24 months or until his subsequent approved re-employment.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Russell A. Childs, the Chief Executive. The pay ratio included in this information is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

For 2020, our last completed fiscal year:

●	the median of the annual total compensation of all employees of the Company (other than the CEO) was $41,724; and
●	the annual total compensation of the CEO, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $3,353,359.

Based on this information, for 2020, the ratio of the median of the total compensation of all employees of the Company to the annual total compensation of Mr. Childs, the CEO, was 1 to 80.

Determining the Median Employee.  The Company determined that, as of December 31, 2020, the employee population consisted of approximately 14,000 individuals. The employee workforce consists of full and part time employees. For purposes of measuring the compensation of the employees, the Company selected total annual cash compensation for 2020 as the most appropriate measure of compensation, which was consistently applied to all the employees included in the calculation. With respect to the total annual compensation of the “median employee,” the Company identified and calculated the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation reflected above.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve as directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill level required by the Company of its directors.

Cash Compensation Paid to Directors

For the year ended December 31, 2020, all directors who were not employees of the Company received an annual cash retainer of $100,000. The Chair of the Audit Committee was paid an annual fee of $20,000, the Chair of the Compensation Committee was paid an annual fee of $15,000, the Chair of Nominating and Corporate Governance Committee was paid an annual fee of $10,000, the Chair of the Safety and Compliance Committee was paid an annual fee of $10,000 and the Lead Independent Director was paid an annual fee of $20,000. The members of the Audit Committee were paid an annual fee of $4,000. The Board Chair was paid an annual fee of $100,000. Russell A. Childs, who is a director and an employee of the Company, received no compensation for his service on the Board.

Stock Awards

Each non-employee director receives a stock award annually, the value of which is determined annually by the Board. On February 4, 2020, each of the non-employee directors received an award of 1,627 vested shares of Common Stock, representing approximately $100,000 of value based on the trailing 20-day average stock price as of the date of award. The Company did not grant stock options to its non-employee directors in 2020.

Share Ownership Guidelines

The Company maintains ownership guidelines for the directors to encourage the alignment of their interests with the long-term interests of the Company’s shareholders. Each director is required to maintain a minimum ownership interest in the Company. The guideline ownership level is a number of shares of Common Stock having a value equal to at least five times the cash component of the annual base compensation for each director. Each director met the ownership guidelines at December 31, 2020, with the exception of Ms. Conjeevaram who was appointed as a director on January 11, 2021. The holdings of the directors are summarized in the table entitled “Security Ownership of Certain Beneficial Owners” below.

DIRECTOR COMPENSATION TABLE

The table below summarizes the compensation paid by the Company to its non-employee directors for the year ended December 31, 2020.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
				Change in
				Pension Value
				and Deferred
	Fees Earned or			Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Earnings	Compensation	Total
Name(1)	($)	($)(2)	($)	($)	($)	($)
Jerry C. Atkin	$200,000	$100,000	—	—	—	$300,000
Steven F. Udvar-Hazy	$130,000	$100,000	—	—	—	$230,000
W. Steve Albrecht	$120,000	$100,000	—	—	—	$220,000
Henry J. Eyring	$104,000	$100,000	—	—	—	$204,000
Meredith S. Madden	$100,000	$100,000	—	—	—	$200,000
Ronald J. Mittelstaedt	$100,000	$100,000	—	—	—	$200,000
Andrew C. Roberts	$114,000	$100,000	—	—	—	$214,000
Keith E. Smith	$119,000	$100,000	—	—	—	$219,000
James L. Welch	$104,000	$100,000	—	—	—	$204,000

(1)	Russell A. Childs, the CEO, President and a director of the Company, is not included in the foregoing table as he was an employee of the Company during 2020 and received no financial remuneration for his service as a director.

Ms. Conjeevaram, who was appointed as a director on January 11, 2021, is excluded from the foregoing table as she did not serve as a director of the Company during 2020.

(2)	Represents the aggregate grant date fair market values of awards as computed under ASC Topic 718. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the year ended December 31, 2020, which are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. All such shares of our common stock are fully vested and none of our non-employee directors holds, or as of December 31, 2020 held any unvested shares or other equity awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transaction with Related Party

During the year ended December 31, 2020, the Company purchased $223,050 of spare aircraft parts from NORDAM, an entity affiliated with Meredith S. Madden, a director of the Company. The Company’s purchases from NORDAM are through arms-length transactions on terms generally available to other NORDAM customers.

Review and Approval of Transactions with Related Parties

The Company believes that transactions between the Company and its directors and executive officers, or between the Company and persons related to directors and executive officers of the Company, present a heightened risk of creating or appearing to create a conflict of interest. Accordingly, the Company has adopted a policy regarding related-party transactions that has been approved by the Board and incorporated into the Charter of the Audit Committee. The policy provides that the Audit Committee will review all transactions between the Company and related persons (as defined in Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission) for potential conflicts of interest. Under the Company’s policy, all transactions between the Company and related persons are required to be submitted to the Audit Committee for approval prior to the Company’s entry or participation in such transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Security Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of the Common Stock as of March 4, 2021, for each director and nominee for director, each Named Executive, and by all directors (including nominees) and executive officers of the Company as a group.

Name	Common Stock	Options Exercisable (1)	Total	Beneficial Ownership (2)
Russell A. Childs	140,084	41,020	181,104	(3)
Robert J. Simmons	49,998	7,783	57,781	(3)
Wade J. Steel	43,193	—	43,193	(3)
Michael B. Thompson	26,045	—	26,045	(3)
Eric J. Woodward	21,578	2,968	24,546	(3)
Greg S. Wooley	3,087	—	3,087	(3)
W. Steve Albrecht	62,379	—	62,379	(3)
Jerry C. Atkin	479,034	—	479,034	(3)
Smita Conjeevaram	2,229	—	2,229	(3)
Henry J. Eyring	2,600	—	2,600	(3)
Meredith S. Madden	17,785	—	17,785	(3)
Ronald J. Mittelstaedt	25,236	—	25,236	(3)
Andrew C. Roberts	17,785	—	17,785	(3)
Keith E. Smith	25,236	—	25,236	(3)
Steven F. Udvar-Hazy	54,637	—	54,637	(3)
James L. Welch	45,020	—	45,020	(3)
All officers and directors as a group (16 persons)	1,015,926	51,771	1,067,697	2.1%

(1)	Represents shares that the beneficial owner has the right to acquire within 60 days of March 4, 2021 pursuant to the exercise of such stock options.
(2)	Based on 50,304,540 shares outstanding as of March 4, 2021.
(3)	Less than one percent of the total shares outstanding as of March 4, 2021.

Security Ownership of Other Beneficial Owners

As of March 4, 2021, the Company’s records and other information available from outside sources indicated that the following shareholders were beneficial owners of more than five percent of the outstanding shares of Common Stock. The information following is as reported in filings with the Securities and Exchange Commission. The Company is not aware of any other beneficial owner of more than five percent of the Common Stock.

	Amount of
	Beneficial Ownership
	Common Stock
Name	Shares		Percent of Class
BlackRock, Inc.	7,468,209	(1)	14.85%
55 East 52nd Street
New York, NY 10055
The Vanguard Group	5,031,620	(2)	10.00%
100 Vanguard Blvd
Malvern, PA 19355
Dimensional Fund Advisors LP	3,536,537	(3)	7.03%
6300 Bee Cave Road, Building One
Austin, TX 78746
AllianceBernstein L.P.	3,003,963	(4)	5.97%
1345 Avenue of the Americas
New York, NY 10105

(1)	Based on a Schedule 13G/A filed on January 26, 2021 by BlackRock, Inc., which stated therein that it has sole voting power over 7,409,181 shares and sole dispositive power over 7,468,209 shares.
(2)	Based on a Schedule 13G/A filed on February 10, 2021 by The Vanguard Group, Inc., which stated therein that it has shared voting power over 39,201 shares, sole dispositive power over 4,965,339 shares and shared dispositive power over 66,281 shares.
(3)	Based on a Schedule 13G/A filed on February 16 ,2021 by Dimensional Fund Advisors LP, which stated therein that it has sole voting power over 3,466,226 shares and sole dispositive power over 3,536,537 shares.
(4)	Based on a Schedule 13G/A filed on February 8, 2021 by AllianceBernstein L.P., which stated therein that it has sole voting power over 2,537,134 shares and sole dispositive power over 3,003,963 shares.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information regarding the Company’s equity compensation plans as of December 31, 2020.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders (1)	492,239	$14.74	(2)	4,677,299	(3)

(1)	Consists of the Company’s SkyWest Inc. 2010 Long-Term Incentive Plan, 2019 Long-Term Incentive Plan and the Employee Stock Purchase Plan. Performance awards are included at “target” levels. No additional awards may be granted under the SkyWest, Inc. 2010 Long-Term Incentive Plan.
(2)	Represents the weighted average exercise price of the outstanding stock options. As of December 31, 2020, there were 57,653 outstanding stock options.
(3)	Includes 575,128 shares remaining available for future issuance under the Employee Stock Purchase Plan, of which 29,731 were eligible to be purchased during the purchase period in effect on December 31, 2020.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE COMPENSATION

Background

Section 14A of the Exchange Act, which was enacted pursuant to the Dodd Frank Wall Street Reform and Consumer Protection Act, requires that the Company provide its shareholders with the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of the Named Executives (referred to as a “Say-on-Pay” proposal) as disclosed in this Proxy Statement.

Accordingly, the following resolution will be submitted to the Company’s shareholders for approval at the Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executives, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2020 Executive Compensation table and the other related tables and disclosure.”

As described in detail under the heading “Compensation Discussion and Analysis,” the Board believes the Company’s compensation of the Named Executives achieves the primary goals of (i) attracting and retaining experienced, well-qualified executives capable of implementing the Company’s strategic and operational objectives, (ii) aligning management compensation with the creation of shareholder value on an annual and long term basis, and (iii) linking a substantial portion of the Named Executives’ compensation with long term Company performance and the achievement of pre-determined goals, while at the same time avoiding the encouragement of unnecessary or excessive risk taking. The Board encourages you to review in detail the Compensation Discussion and Analysis beginning on page 23 of this Proxy Statement and the executive compensation tables beginning on page 38 of this Proxy Statement. In light of the information set forth in such sections of this Proxy Statement, the Board believes the compensation of the Named Executives for the fiscal year ended December 31, 2020 was fair and reasonable and that the Company’s compensation programs and practices are in the best interests of the Company and its shareholders.

The vote on this Say on Pay resolution is not intended to address any specific element of compensation; rather, the vote relates to all aspects of the compensation of the Named Executives, as described in this Proxy Statement. While this vote is only advisory in nature, which means that the vote is not binding on the Company, the Board and the Compensation Committee (which is composed solely of independent directors), value the opinion of the Company’s shareholders and will consider the outcome of the vote when addressing future compensation arrangements.

Voting

Approval of the resolution above (on a non-binding, advisory basis) requires that the number of votes cast at the Meeting, in person or by proxy, in favor of the resolution exceeds the number of votes cast in opposition to the resolution.

The Board and the Compensation Committee Recommend that Shareholders Vote FOR Approval of the Compensation of the Named Executives, as disclosed in this Proxy Statement.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Following an evaluation by the Audit Committee and by the Company’s management of the performance of Ernst & Young LLP during the prior fiscal year, the Audit Committee has recommended and approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm to examine the consolidated financial statements of the Company for the year ending December 31, 2021. The Company is seeking shareholder ratification of such action.

Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by our Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company.

It is expected that representatives of Ernst & Young LLP will attend the Meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

The Board and the Audit Committee Recommend that Shareholders Vote FOR the Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2021.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table represents aggregate fees billed to us for services related to the years ended December 31, 2020 and 2019, by Ernst & Young LLP (“EY”):

	Year Ended December 31,
	2020	2019
Audit Fees (1)	$1,038,347	$1,049,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,038,347	$1,049,500

(1)	Audit Fees consist of fees and related expenses for the annual audit of the Company’s financial statements, including the integrated audit of internal control over financial reporting and the quarterly reviews of the Company’s financial statements included in its Quarterly Reports on Form 10-Q.

Pre-Approval Policies and Procedures

The Audit Committee charter provides that the Audit Committee shall pre-approve all external audit services, internal control-related services and permissible non-audit services (including the fees and terms thereof), subject to certain specified exceptions. The Audit Committee has also adopted a policy regarding the retention of the independent registered public accounting firm that requires pre-approval of all of its services by the Audit Committee or the Chair of the Audit Committee. When services are pre-approved by the Chair of the Audit Committee, notice of such approval is given to the other members of the Audit Committee and presented to the full Audit Committee for ratification at its next scheduled meeting. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the auditors. All of the services listed above were pre-approved by the Audit Committee in accordance with this policy.

REPORT OF THE AUDIT COMMITTEE

Management of the Company has primary responsibility for the Company’s financial statements and internal control over the Company’s financial reporting. EY, the Company’s independent registered public accounting firm, has responsibility for the integrated audit of the Company’s financial statements and internal control over financial reporting. It is the responsibility of the Audit Committee to oversee financial and control matters, among other responsibilities fulfilled by the Audit Committee under its charter. The Audit Committee meets regularly with representatives of EY and Protiviti, Inc. (“Protiviti”), the Company’s principal internal auditor, without the presence of management, to ensure candid and constructive discussions about the Company’s compliance with accounting standards and best practices among public companies comparable in size and scope to the Company.

At its meetings during the year ended December 31, 2020, the Audit Committee reviewed and discussed the following topics, among other matters: financial performance; financial reporting practices; quarterly and annual reports, including Management’s Discussion and Analysis of Financial Condition and Results of Operations; cybersecurity matters and risks and information technology controls; enterprise risk management and risk assessment; legal and regulatory issues; accounting and financial management issues; critical accounting policies and critical audit matters; accounting standards; airline industry matters; and a summary of calls received on the Company’s anonymous whistleblower hotline. The Audit Committee held separate executive sessions regularly with representatives of EY, Protiviti and the Company’s legal counsel, during which the following topics, among other matters, were discussed: financial management, accounting, internal controls, finance and accounting staffing, legal matters and compliance issues. The Audit Committee also regularly reviewed with its outside advisors material developments in the law and accounting literature that could be pertinent to the Company’s financial reporting practices.

In addition, the Audit Committee reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes Oxley Act of 2002 and related rules. As part of this review, the Audit Committee reviewed the bases for management’s conclusions in that report, and also reviewed the report of the independent registered public accounting firm on internal control over financial reporting. Throughout the year ended December 31, 2020, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of any such deficiencies.

In connection with the financial statements for the year ended December 31, 2020, the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management;
(2)	discussed with EY, the Company’s independent registered public accounting firm, the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission; and
(3)	received the written disclosures and letter from EY regarding the auditors’ independence required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board at the February 2, 2021 meeting of the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission. The Board approved this inclusion.

The Audit Committee

W. Steve Albrecht, Chair

Henry J. Eyring

Andrew C. Roberts

Keith E. Smith

James L. Welch

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the Securities and Exchange Commission or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference into any filing of SkyWest, Inc., except to the extent that SkyWest, Inc. specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

DELINQUENT SECTION 16(a) REPORTS

The Company’s executive officers, directors and 10% shareholders are required under Section 16 of the Exchange Act to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of these reports must also be furnished to the Company.

Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that during 2020 its executive officers, directors and 10% holders complied with all filing requirements of Section 16 of the Exchange Act, except that one amended Form 5 and one original Form 5 were filed late for Mr. Childs with respect to three transactions of charitable gifts, one of which occurred in 2018 and two of which occurred in 2019.

SHAREHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the Company’s 2022 Annual Meeting of Shareholders, the proposal must be in proper form (per Securities and Exchange Commission Regulation 14A, Rule 14a-8—Shareholder Proposals) and received by the Chief Financial Officer of the Company on or before November 25, 2021. Shareholder proposals to be presented at the 2022 Annual Meeting of Shareholders which are not to be included in the Company’s proxy materials must be received by the Company no earlier than February 3, 2022, and no later than February 23, 2022, in accordance with the procedures set forth in the Company’s Bylaws.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In instances in which multiple holders of the Common Stock share a common address and are the beneficial owners, but not the record holders, of those shares of Common Stock, the holders’ banks, brokers or other nominees may only deliver one copy of this Proxy Statement and the Company’s 2020 Annual Report to Shareholders, unless the applicable bank, broker or nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written request, a separate copy of this Proxy Statement and the Company’s 2020 Annual Report to Shareholders to any shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of this Proxy Statement and the Company’s 2020 Annual Report to Shareholders should submit a request in writing to Robert J. Simmons, Chief Financial Officer of the Company, 444 South River Road, St. George, Utah 84790, Telephone: (435) 634-3200. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

OTHER BUSINESS

The Company’s management does not know of any other matter to be presented for action at the Meeting. However, if any other matters should be properly presented at the Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

Robert J. Simmons

Chief Financial Officer

St. George, Utah

March 18, 2021

APPENDIX A

TO

PROXY STATEMENT

Reconciliation of non-GAAP financial measures

The non-GAAP information presented in this proxy statement should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting the Company’s business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company’s business without regard to these items.

Reconciliation to Adjusted Net Income and Diluted Earnings per Share (unaudited)

(Dollars in thousands, except per diluted share)

	For the year ended December 31, 2020
	Pre-tax income (loss)	Income tax benefit (expense)	Net income (loss)	Net income (loss) per diluted share
GAAP income (loss)	$(7,327)	$(1,188)	$(8,515)	$(0.17)
2020 adjustments (1)	110,728	(27,073)	83,655
Adjusted income	$103,401	$(28,261)	$75,140	$1.50

	For the year ended December 31, 2019
	Pre-tax income (loss)	Income tax benefit (expense)	Net income	Net income per diluted share
GAAP income	$446,305	$(106,206)	$340,099	$6.62
2019 adjustments (2)	(24,656)	5,646	(19,010)
Adjusted income	$421,649	$(100,560)	$321,089	$6.25

These adjustments allow investors to better understand and analyze our recurring core performance in the periods presented.

(1)	Adjusted for the deferred revenue on fixed cash payments received in 2020 under capacity purchase agreements that was not contemplated during the goal setting process for incentive purposes.
(2)	Excludes the gain on the sale of ExpressJet of $46.5 million (pre-tax); also excludes special item operating expenses of $21.9 million (pre-tax), primarily consisting of a non-cash write-off of aircraft manufacturer part credits that SkyWest forfeited to settle future lease return obligations. These adjustments were recorded in the first quarter of 2019.

The Company had no non-GAAP reconciliation items relating to 2018.

SKYWEST, INC. ATTN: ROBERT J. SIMMONS 444 SOUTH RIVER ROAD ST. GEORGE, UT 84790

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SKYW2021

You may attend the meeting via the Internet and vote during the meeting. Have your proxy card on hand and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D36431-P50756	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SKYWEST, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1. Election of Directors		◻	◻	◻

Nominees

01)   Jerry C. Atkin                     06)  Ronald J. Mittelstaedt

02)  W. Steve Albrecht             07)  Andrew C. Roberts

03)  Russell A. Childs                08)  Keith E. Smith

04)  Smita Conjeevaram          09)  Steven F. Udvar – Hazy

05)  Meredith S. Madden        10)  James L. Welch

The Board of Directors recommends you vote FOR proposal 2.							For	Against	Abstain
2. To consider and vote upon, on an advisory basis, the compensation of the Company's named executive officers.							◻	◻	◻

The Board of Directors recommends you vote FOR proposal 3.							For	Against	Abstain
3. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm.							◻	◻	◻

NOTE: Also includes authorization to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D36432-P50756

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SKYWEST, INC.

The undersigned hereby appoint(s) Jerry C. Atkin, Russell A. Childs and Robert J. Simmons and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of SkyWest, Inc. common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held exclusively online at 9:00 a.m., MDT on May 4, 2021 at www.virtualshareholdermeeting.com/SKYW2021, and any adjournment thereof, with all powers which the undersigned would possess if in attendance at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side